Exhibit 10.2

STOCK PURCHASE AGREEMENT

by and among

NETWORK MEDICAL MANAGEMENT, INC.,

I HEALTH, INC.,

RONALD BRANDT

and

ALLISON BRANDT

DATED AS OF NOVEMBER 7, 2023

TABLE OF CONTENTS

Page

Article 1 Purchase and sale; Closing		6

1.1	Purchase and Sale	6
1.2	Closing	6
1.3	Withholding	6
1.4	Disclosure of Excluded Assets..	6

Article 2 Representations and warranties of the Equityholder and Beneficial Owners		7

2.1	Organization and Qualification	7
2.2	Authority, Power and Enforceability	7
2.3	Capitalization	7
2.4	Non-Contravention; Consents	8
2.5	Financial Statements	9
2.6	Absence of Certain Changes, Events and Conditions	10
2.7	Material Contracts	10
2.8	Tangible Assets	12
2.9	Real Property	12
2.10	Legal Proceedings; Judgments	12
2.11	Compliance with Applicable Laws	13
2.12	Permits	13
2.13	Healthcare Regulatory Matters	13
2.14	Intellectual Property	14
2.15	Privacy and Security Compliance	15
2.16	Insurance	16
2.17	Taxes	16
2.18	Employment Matters	18
2.19	Employee Benefit Matters	20
2.20	Affiliate Transactions	22
2.21	Illegal Payments	22
2.22	Brokers	22

Article 3 Representations and warranties of buyer		22

3.1	Organization and Authority of Buyer	23
3.2	Non-Contravention; Consents	23
3.3	Legal Proceedings	23
3.4	Brokers	24

Article 4 Covenants		24

4.1	Confidentiality	24
4.2	Publicity	24
4.3	Further Assurances	25

4.4	Conduct of Business Prior to the Closing	25
4.5	Access to Information	27
4.6	Approvals and Consents	28
4.7	No Negotiation	28
4.8	Efforts; Regulatory Filings and Consents	28
4.9	Non-Competition; Non-Solicitation; Non-Disparagement	29
4.10	Termination of 401(k) Plan	30
4.11	Employee Matters	31
4.12	PP&E..	31

Article 5 Tax matters		31

Article 6 Conditions to Closing		34

The conditions to the obligations of the Equityholder and the Buyer with respect to the Closing shall be set forth in Sections 6.1 and 6.2, and 6.3.		34
6.1	Conditions to the Obligations of All Parties with Respect to the Closing	34
6.2	Closing Conditions to Obligations of Buyer	35
6.3	Closing Conditions to Obligations of the Equityholder	37

Article 7 Termination		37

7.1	Termination of the Agreement	37
7.2	Effect of Termination	38

Article 8 Indemnification		38

8.1	Survival	38
8.2	Indemnification by the Equityholder and Beneficial Owners	39
8.3	Indemnification by the Buyer	40
8.4	Certain Limitations	40
8.5	Indemnification Procedures	41
8.6	No Contribution	43

Article 9 Definitions		43

9.1	Certain Definitions	43
9.2	Interpretation	53

Article 10 Miscellaneous		53

10.1	Notices	53
10.2	Assignment	54
10.3	No Third Party Beneficiaries	54
10.4	Counterparts	54
10.5	Amendment and Modification; Waiver	55

10.6	Expenses	55
10.7	Governing Law; Submission to Jurisdiction	55
10.8	Specific Performance	56
10.9	Remedies Cumulative	56
10.10	Construction	56
10.11	Severability	56
10.12	Entire Agreement	56
10.13	Time is of the Essence	57
10.14	No Rescission	57
10.15	Release	57

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 7, 2023, is entered into by and among Network Medical Management, Inc., a California corporation (“Buyer”); RONALD BRANDT (“Ron Brandt”) and ALLISON BRANDT (“Allison Brandt”), each in their individual capacities (as, the “Beneficial Owners”) and in their capacities as Co-Trustees of the Ronald Lee Brandt and Allison Leigh Brandt Family Trust dated December 16, 2003 (the “Equityholder”); and I HEALTH, INC., a California corporation (the “Company”). The Buyer, the Company, the Beneficial Owners and the Equityholder are referred to collectively herein as the “Parties” and, each individually, as a “Party”).

RECITALS

WHEREAS, the Company is in the business of providing management, consulting, administrative, and other support services to entities that provide or arrange for the provision of professional healthcare services;

WHEREAS, pursuant to that certain Services Agreement, dated as of July 1, 2019 (the “Services Agreement”), by and between the Company and Advanced Health Management Systems, L.P., a California limited partnership (“AHMS”), the Company provides to AHMS certain management, consulting, administrative, and support services (“Management Services”);

WHEREAS, the Equityholder owns 1,000 shares of common stock of the Company constituting one hundred percent (100%) of the issued and outstanding shares of the Company (the “Shares”), and the Beneficial Owners are a married couple who are the sole beneficiaries of the Equityholder;

WHEREAS, pursuant to the terms and conditions set forth herein, the Equityholder wishes to sell to Buyer, and Buyer wishes to purchase from the Equityholder, 250 shares of common stock of the Company (the “Purchased Shares”) on the terms specified herein;

WHEREAS, contemporaneously with the execution of this Agreement, Buyer, Ronald Brandt and certain other parties are entering into an Asset and Equity Purchase Agreement (the “CFC Purchase Agreement”) whereby Buyer and its Affiliates will be acquiring (i) 100% of the issued and outstanding general partnership interest of AHMS and limited partnership interests of AHMS from the AHMS General Partner and AHMS Limited Partners, respectively, as such terms are defined therein; and (ii) the Acquired Assets and Assumed Liabilities from Community Family Care Medical Group IPA, Inc., a California corporation (“CFC IPA”), all as more specifically provided therein; and

WHEREAS, Ron Brandt is one of the AHMS Limited Partners and, in that capacity, will not only receive (along with the AHMS General Partner and other AHMS Limited Partners) the Second Closing Purchase Price (as defined in the CFC Purchase Agreement) from Buyer but will also be eligible on a stand-alone basis to receive the AHMS Deferred Payments (as defined in the CFC Purchase Agreement) from Buyer, all as more particularly described in and subject to the terms and conditions of the CFC Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, incorporating the recitals set forth above, the Parties agree as follows:

AGREEMENT

Article 1

Purchase and sale; Closing

1.1           Purchase and Sale.

(a)           Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing the Equityholder shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Equityholder, all of the right, title and interests of the Equityholder in, to and under the Purchased Shares, free and clear of all Liens.

(b)           Purchase Price. In consideration for the sale, transfer, conveyance, assignment and delivery of the Purchased Shares pursuant to Section 1.1(a), Buyer shall pay to the Equityholder cash in immediately available funds in an aggregate amount equal to (collectively, the “Purchase Price”) at the Closing, [*] Dollars ($[*]).

1.2           Closing.

(a)           The consummation of the sale of the Purchased Shares (the “Closing”) shall take place electronically via mutual exchange of facsimile or portable document format (.PDF) signatures commencing at 10:00 a.m. Pacific Standard Time on the third (3rd) Business Day after the last of the conditions set forth in Section 6.1, and Section 6.2 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time as shall be agreed upon in writing by Buyer and the Equityholder. The date on which the Closing is actually held is referred to herein as the “Closing Date.” The Closing shall be deemed to be effective at 12:01 A.M. Pacific Standard Time on the Closing Date for all purposes, except as may otherwise be expressly provided herein.

1.3           Withholding. Buyer shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to this Agreement to any Person such amounts as they are required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign law. Any amounts withheld by Buyer shall be treated for all purposes of this Agreement as having been paid to the appropriate recipient in respect of which such deduction and withholding was made by Buyer.

1.4           Disclosure of Excluded Assets. Prior to Closing, Equityholder will have transferred out of the Company certain of the assets of Company, as listed on Schedule 1.5, that are not to be a part of the transaction.

Article 2

Representations and warranties of the Equityholder and Beneficial Owners

As a material inducement to Buyer to execute and perform its obligations under this Agreement, the Equityholder, each Beneficial Owner and the Company make the following representations and warranties to Buyer (subject to such exceptions as are set forth in the Disclosure Schedule and delivered herewith by the Equityholder to Buyer with schedules and references qualifying the section or subsection they reference), and agree and acknowledge that Buyer has relied on, among other things, the representations and warranties contained in this Article 2, each of which is true and correct, and each of which shall survive the Closing as herein set forth:

2.1           Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation. The Company is qualified to do business and is in good standing in the State of California, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct and nature of its business requires such qualification. The Company has the requisite organizational power and authority to own, lease, operate and use its assets and properties and to carry on its business as now conducted and currently proposed to be conducted. The Company is not in nor has it been in default under or in violation of any provision of its Governing Documents.

2.2            Authority, Power and Enforceability. The Company, the Equityholder and each Beneficial Owner each have all requisite power and authority to execute and deliver this Agreement and the applicable Transaction Documents and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which each Company, Beneficial Owner or Equityholder is or will be a party has been duly executed and delivered by the Company, each Beneficial Owner and Equityholder, as applicable, and this Agreement and the Transaction Documents constitute legal, valid and binding obligations of the Company, each Beneficial Owner and Equityholder, enforceable against the Company, each Beneficial Owner and Equityholder in accordance with their respective terms. No other proceedings on the part of the Company, each Beneficial Owner or Equityholder are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

2.3           Capitalization.

(a)           The only authorized, issued and outstanding Equity Interests of the Company are the 1,000 shares of common stock of the Company owned by the Equityholder, including the identity of the Persons that are the record and beneficial owners thereof. All of the Equity Interests of the Company have been duly authorized, were validly issued, fully paid (as applicable), are free and clear of any and all Liens and have been offered, issued, sold and delivered in compliance with applicable federal and state securities Laws and the organizational documents of the Company. Except for the the 1,000 shares of common stock of the Company owned by the Equityholder, no voting or non-voting units, other Equity Interests or other voting securities of the Company are issued, reserved for issuance or outstanding.

(b)           (i) No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire Equity Interests of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its Equity Interests any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. None of the Equity Interests of the Company are subject to any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except for the Governing Documents of the Company, there are no documents, instruments or agreements relating to the voting of any Equity Interests of the Company. There are no existing, authorized, issued or outstanding securities, options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal and similar rights), convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Company or, to the Knowledge of the Company, any equityholder or beneficial owner of the Company, is a party or by which it is bound obligating the Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests of the Company. There are no outstanding obligations of the Company (contingent or otherwise) to (i) repurchase, redeem or otherwise acquire, directly or indirectly, any Equity Interests of the Company or (ii) make any investment (in the form of a loan, capital contribution or otherwise) in, or to provide any guarantee with respect to the obligations of, any Person. There are no equity-appreciation rights, equity-based performance units, “phantom” equity rights, profit participation rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, equity value or other attribute of the Company or its business or assets or calculated in accordance therewith.

(c)           There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exercisable or exchangeable for, securities having the right to vote or consent) on any matters on which the equityholders of the Company may vote. There are no voting trusts, irrevocable proxies or other contracts or understandings to which the Company, or, to the Company’s Knowledge, any equityholder of the Company is a party or is bound with respect to the voting or consent of any Equity Interests.

(d)           All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the applicable Governing Documents then in effect, any agreement to which the Company then was a party and in compliance with Applicable Law.

(e)           The Company has made available to the Buyer true, correct and complete copies of the Governing Documents for the Company, which Governing Documents are in full force and effect.

2.4           Non-Contravention; Consents. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time): (a) conflict with or violate any provision of the Governing Documents of such Company; (b) contravene, require notice, consent or approval under, conflict with, violate, result in a breach or violation of, conflict with or constitute or result in a breach or default (whether after the giving of notice, lapse of time or both), accelerate any obligation under, or give rise to a right of acceleration, cancellation or termination of, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under (i) any provision of Applicable Law, (ii) any provision of any Governmental Order to which the Equityholder, any Beneficial Owner the Company or any of their respective properties are subject, (iii) any Permit, license or authorization to which the Equityholder, any Beneficial Owner or the Company is a party or by which their respective assets are bound or (iii) any provision of any Material Contract; (c) cause any of the assets of the Company to be subject to a Lien; or (d) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority or third party.

2.5           Financial Statements.

(a)           The Company has made available to the Buyer (i) the unaudited consolidated financial statements consisting of the balance sheet of the Company, dated as of 2021 and 2022 and the related statements of income and retained earnings, and cash flow for the years then ended (collectively, the “Year-End Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company, dated as of June 30, 2023, and the related statements of income and retained earnings for the 6-month period then ended (collectively, the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, (ii) fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of operations of the Company for the periods indicated, subject, in the case of the unaudited financial statements, to normal year-end adjustments that are neither individually nor in the aggregate material in amount and a lack of footnotes, and (iii) have been prepared from, and are in accordance with, the books and records of the Company.

(b)           The books of account and financial records of the Company are true and correct in all material respects and have been prepared and are maintained on a consistent basis throughout the period involved. The Company has not made any changes in its accounting practice since the date of the Year-End Balance Sheet. The Company maintains a standard system of accounting established and administered on a consistent basis.

(c)           There are no Liabilities of the Company of any nature, whether absolute, accrued, contingent or otherwise or whether due or to become due, other than Liabilities reflected on the Year-End Balance Sheet. There are no conditions existing with respect to the properties, assets, personnel of the Company that might materially and adversely affect the Company.

(d)           All of the accounts receivable of the Company are valid and enforceable claims, and are subject to no set-off or counterclaim, except for normal course recoupment and related actions undertaken by payors. Since the date of the Year-End Balance Sheet, the Company has collected its accounts receivable in the ordinary course of business and in a manner which is consistent with past practices and has not accelerated any such collections. The Company has no accounts receivable or loans receivable from any Person who is a Related Party.

(e)           All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment under the normal practices of the payors. Since the date of the Year-End Balance Sheet, the Company has paid its accounts payable in the ordinary course of business and in a manner which is consistent with its past practices. The Company does not have any accounts payable or note payable to any Person who is a Related Party.

(f)           The Company has not entered into any transactions involving the use of special purpose entities for any off-balance sheet activity other than as specifically described in the Financial Statements.

2.6           Absence of Certain Changes, Events and Conditions. Since the date of the Interim Balance Sheet, there has occurred no fact, event or circumstance which, individually or in the aggregate, has had, or could reasonably be expected to have a Material Adverse Effect. Since the Interim Balance Sheet Date, the Company has conducted the Business in the Ordinary Course of Business, and, without limiting the generality of the foregoing, there has not been with respect to the Company any action that would have been prohibited or otherwise restricted under Section 4.4, had such action been taken during the period between the date hereof and the Closing Date.

2.7           Material Contracts.

(a)           Except as set forth on Section 2.7(a) of the Disclosure Schedule the Company is not a party to or bound by, nor are any of its properties, rights or assets bound by:

(i)           any Contract or Judgment that involve obligations (contingent or otherwise) of, or payments to, the Company in excess of Ten Thousand Dollars ($10,000) per fiscal year, or that may not be terminated without penalty on thirty (30) days’ notice or less;

(ii)          any Contract between the Company, on the one hand, and any of its Affiliates, Related Parties, or any Affiliate of any Related Party, on the other hand;

(iii)         any Contract for employment, independent contractor or consulting services to which the Company is a party;

(iv)         any Contract involving payment of a bonus, commissions, severance benefits, nonqualified deferred compensation, profit sharing, employee equity purchase, retirement or other similar agreement to or for any employee, independent contractor or consultant of the Company;

(v)          any bond, debenture, mortgage, note or other similar Indebtedness or Liability, or any Contract to create or issue any bonds, debentures, mortgages, notes or other similar Indebtedness;

(vi)         any Contract pursuant to which the Company guarantees the performance, Liabilities or obligations of any other Person;

(vii)        any Contract limiting the freedom of the Company to (A) engage in any line of business or (B) compete with any other Person or (C) solicit any employees, customers or suppliers of any other Person;

(viii)       any lease or sublease or similar Contract with any Person under which the Company is a lessee or sublessee of any real property (collectively, the “Leased Real Property Documents”);

(ix)          any lease, sublease or similar Contract with any Person under which the Company is a lessee or sublessee of any tangible personal property;

(x)           any Contract that involves (A) the acquisition, merger or purchase of all or substantially all of the assets or business of a third party, or (B) the purchase or sale of assets, or a series of purchases and sales of assets, involving aggregate consideration of Ten Thousand Dollars ($10,000) or more outside of the Ordinary Course of Business;

(xi)          any Contract pursuant to which the Company has agreed to provide “most favored nation” status, “best pricing” or any other arrangement whereby the Company or Equityholder or any Beneficial Owner has agreed with any Person that such Person will (or could be entitled to) receive at least as favorable terms and conditions that are provided by the Company to any other Person;

(xii)         any Contract with any Governmental Authority;

(xiii)        any Contract containing any power of attorney or grant of agency, in either case granted by the Company that is currently in effect, except as entered into in the ordinary course of business consistent with past practice;

(xiv)        any Contract relating to the settlement of any actions, suits, proceedings, orders, judgments, decrees, claims or investigations, including administrative charge or investigation by a Governmental Authority or other dispute;

(xv)         any Contract not executed in the ordinary course of business; or

(xvi)        any Contract with any physician or medical group other than CFC IPA;

(xvii)       Contract not otherwise referred to in this Section 2.7(a) that if terminated or expired without being renewed would have or be reasonably likely to result in a Material Adverse Effect.

(b)           The Contracts required to be disclosed on Section 2.7(a) of the Disclosure Schedule are referred to herein as the “Material Contracts”. Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company and to the Knowledge of the Company, no other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written or, to the Knowledge of the Company, oral notice of any intention to terminate, any Material Contract prior to the expiration of the term (including renewal terms) thereof, or to amend the material terms of any Material Contract outside of the ordinary course of business consistent with past practice. No party to a Material Contract has exercised any termination rights with respect thereto or has given written notice of any dispute with respect thereto. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

2.8           Tangible Assets. The Company owns good and valid title to, or a valid leasehold interest in, all of the personal property and assets of the Company, free and clear of all Liens. The assets of the Company constitute all of the assets necessary and sufficient for the conduct of the business of the Company as currently or proposed to be conducted on the date hereof. The buildings, improvements, machinery, equipment, personal properties, vehicles and other tangible assets of the Company are operated in conformity with all Applicable Laws, are structurally sound (in the case of the buildings and improvements), are in good condition and repair, except for reasonable wear and tear not caused by neglect, and are usable in the ordinary course of business of the Company.

2.9           Real Property. The Company owns no real property. There is real property that is leased or occupied by the Company.

2.10          Legal Proceedings; Judgments.

(a)           There is no Action pending or to, the Knowledge of the Company, threatened, (i) against the Company or any officer, manager, director or employee thereof, in his/her capacity as an officer, manager or director or any of the assets or property owned or used by the Company or any Person whose liability the Company has retained or assumed, either contractually or by operation of law, or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the other transactions contemplated by this Agreement or the Transaction Documents to which the Company, any Beneficial Owner or Equityholder is or will be a party, in each case at law or in equity, or before or by any Governmental Authority, and to the Company’s Knowledge, there is no basis for any of the foregoing. Neither the Company nor any of the assets or property owned or used by the Company is or has been subject to any outstanding investigation, order, writ, injunction, judgment or decree issued by any Governmental Authority.

(b)           There are no litigation, claims, proceedings or, to the Company’s Knowledge, investigations involving the Company or any of its directors, members, managers, officers or employees, in their capacity as such, occurring, arising or existing during the past six (6) years. To the Company’s Knowledge, no director, member, manager, officer or employee of the Company is, or during the past six (6) years has been, subject to any order, writ, injunction, judgment or decree that prohibits such director, member, manager, officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

(c)           No Equityholder, Beneficial Owner, officer, director or manager of the Company has been: (i) subject to voluntary or involuntary petition under the federal bankruptcy Laws or any state insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner or any corporation or business association of which he or she was an executive officer; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (iii) the subject of any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action to have violated any federal or state commodities, securities or unfair trade practices Law, which judgment or finding has not been subsequently reversed, suspended, or vacated.

2.11         Compliance with Applicable Laws. The Company is and has been in compliance with all Applicable Laws (including but not limited to, Health Care Laws) in all material respects. The Company is not and has not been in violation in any material respect of any Applicable Law, Order, policy or guideline of any Governmental Authority, payment network, governmental program or self-regulatory organization, by which the Company is bound, whether by operation of Applicable Law or by Contract, or to which the Company is subject. The Company has not received any written notice of, or to the Company’s Knowledge, oral notice, from any Governmental Authority of an investigation with respect to any violation with respect to any such Law, Order, policy or guideline. No regulatory action, investigation or inquiry of any sort (other than non-material routine or periodic inspections or reviews) against or affecting the Company are pending or have been threatened. The Company has not received any written opinion, memorandum or written advice from any attorney or other legal advisor to the effect that it is exposed to any liability or disadvantage that could materially prohibit or materially restrict the Company from, or otherwise adversely affect the Company in, conducting business in any jurisdiction in which it is now conducting business or in which it plans to conduct business. The Company has not received any written notices or other communications regarding any actual or alleged violation of, or any material failure to comply with, any Applicable Laws, or orders or instructions of any Governmental Authority.

2.12         Permits. The Company owns or possesses, and has owned and possessed all right, title and interest in and to all Permits necessary to (i) conduct the Business in the manner currently conducted or contemplated in the business plan and (ii) permit the Company to own and use the assets in the manner in which they are currently owned and used or contemplated in the business. The Company has delivered to Buyer accurate and complete copies of all such Permits including all renewals and all amendments. The Company is in compliance with the terms and requirements of such Permits and all such Permits are valid, in full force and effect and sufficient for the services provided by the Company. All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Authorities, and each other notice or filing required to have been given or made with respect to such Permits has been duly given or made on a timely basis with the appropriate Governmental Authorities.

2.13         Healthcare Regulatory Matters. During the ten (10)-year period ending on the date hereof:

(a)           The Company is and has been in compliance in all material respects with all applicable Healthcare Laws and has timely filed all material reports, data and other information required to be filed with Governmental Authorities.

(b)           The Company has not been charged with, given written notice of, placed under any obligation to take remedial action under, made subject to any Action with respect to, or placed under investigation with respect to, any applicable Healthcare Laws.

(c)           Without limiting the generality of the foregoing, neither the Company nor any Beneficial Owner or Equityholder or Representative thereof, has directly or indirectly offered, paid, solicited or received, or made arrangements to offer, pay, solicit or receive, any remuneration, in cash or in kind, to or from any past, present, or potential customers, past, present, or potential suppliers, patients, physicians, healthcare professionals, medical staff members, contractors, referral sources, or third party payors either in violation of any Healthcare Law or in order to obtain business or payments from such Persons that would reasonably be expected to subject the Company or the Business to any material damage or penalty in any civil, criminal or governmental Action.

(d)           Neither the Company nor any Equityholder or Beneficial Owner or Representative thereof, has made or is in the process of making a voluntary self-disclosure under the Self-Referral Disclosure Protocol established by the Secretary of the United States Department of HHS pursuant to Section 6409 of the Patient Protection and Affordable Care Act, or under the self-disclosure protocol established and maintained by the HHS Office of the Inspector General, or any United States Attorney, the U.S. Department of Justice, a state Medicaid program or fraud unit, a state Attorney General, or other Governmental Authority.

(e)           The Company is not and has not been (i) a party to a corporate integrity agreement with the HHS Office of Inspector General; (ii) subject to any reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority; (iii) a defendant in any qui tam/False Claims Act litigation; or (iv) the recipient of or served with any search warrant, subpoena, civil investigation demand, contact letter or any other material inquiry related to compliance with Healthcare Laws from any Governmental Authority.

(f)           The Company maintains and adheres to corporate compliance program for oversight of the Business designed to ensure compliance with Healthcare Laws and applicable Office of Inspector General compliance program guidance.

2.14         Intellectual Property.

(a)           The Company has no (i) Company Registered Intellectual Property, or (ii) Company Licensed Intellectual Property. The Company is the sole owner of all right, title and interest in and to Company Intellectual Property and has the sole right to use Company Intellectual Property without the payment of any royalties or other amounts to any other Person, or have the right to use the Intellectual Property, other than Company Intellectual Property pursuant to a valid and subsisting license with a third party free and clear of all Liens.

(b)           The Company has taken all commercially reasonable steps to obtain, maintain and protect the Company Intellectual Property, including, where appropriate, registering Company Intellectual Property. (i) To the Knowledge of the Company, the Company has not nor has it been infringing upon, nor has the Company received any notice with respect to any alleged infringement or unlawful or improper use of, any Intellectual Property owned or alleged to be owned by others, (ii) no reasonable basis exists upon which a claim may be asserted against the Company or any employees, officers, directors or equityholders for infringement, misappropriation or unlawful or improper use of any Intellectual Property, (iii) the Company has made any written claim or sent any written notice that a Person is infringing on the Company Intellectual Property, (iv) to the Knowledge of the Company, no Person is infringing on the Company Intellectual Property and (v) no order, holding, decision or judgment has been rendered by any Governmental Authority or court, and no agreement, consent or stipulation exists which would limit the Company’s use or enjoyment of, any right in the Company Intellectual Property necessary to conduct its business as currently conducted.

(c)           The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Business.

(d)           All former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all inventions, improvements, discoveries, writings and other works of authorship, and information relating to the business of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services and Intellectual Property relating thereto. To the Knowledge of the Company, no party to any such agreement is in material breach thereof. No employee or independent contractor has, or has asserted, any right, title or interest in or to any of the Company Intellectual Property.

(e)           To the Knowledge of the Company, the IT Systems (i) are sufficient and in good working condition to effectively perform for the operation of the business, (ii) have not had any material malfunction or failure that has not been remedied in all material respects, and (iii) do not contain any virus, worm, Trojan horse or similar disabling code or program. To the Knowledge of the Companies, there have been no unauthorized intrusions or breaches of security with respect to the IT Systems. The Company has implemented and maintain commercially reasonable measures designed to protect the integrity and security of the IT Systems under their control, as well as commercially reasonable data backup and continuity, system redundancy, and disaster avoidance and recovery procedures.

(f)           Following the Closing, Buyer will be permitted to cause to be exercised all of the rights of the Company under the Company Intellectual Property to the same extent the the Company would have been able had the Transactions not occurred. Following the Closing, all Company Intellectual Property will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any Person.

2.15         Privacy and Security Compliance. The Company is in compliance in all material respects with (i) the applicable requirements of the regulations governing the privacy of individually identifiable health information and the regulations governing the security of such information maintained in electronic form promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) the implementing regulations adopted pursuant thereto at 45 C.F.R. Parts 160, 162 and 164 and any such other any other applicable federal privacy law or rule, including the American Recovery and Reinvestment Act of 2009, Public Law 111-5 (“HITECH”) and any applicable state privacy laws, and (ii) all other applicable Privacy Laws governing the privacy, security, breach, integrity, accuracy, creation, transmission, receipt, maintenance, use, disclosure, or other protection of individually identifiable information created, received, maintained, transmitted, or destroyed by the Company, to the extent not preempted by HIPAA. The Company is in compliance in all material respects with all regulations and agreements regarding business associates, as that term is defined by HIPAA. Within the past six (6) years, the Company has not received any written complaint, nor, to the Knowledge of the Company, has any written complaint been made to any third party, from any Person regarding the improper disclosure of a patient’s protected health information or individually identifiable information by the Company or any of its Representatives. To the Knowledge of the Company, within the past six (6) years, the Company has not had any reportable data breaches, as that term is defined by HIPAA, involving any patient protected health information. To the Knowledge of the Company, no information security or privacy incident has occurred in the past six (6) years that would require notification to any Governmental Authority.

2.16         Insurance. The Company has made available to the Buyer all of the insurance policies and binders maintained by or on behalf of the Company with respect to its directors and officers, properties, assets, equipment, operations, employees, consultants and business, together with a claims history for the past three (3) years (collectively, “Company Insurance Agreements”). All Company Insurance Agreements are valid, binding and in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid when due, and the Company has not been: (a) in default with respect to its Liabilities under any such insurance policies or (b) denied insurance coverage. No material default exists with respect to the obligations of the Company under any such Company Insurance Agreements. The Company has not received any written notice of cancellation or termination with respect to any such policy which has not been replaced on substantially similar terms.

2.17         Taxes.

(a)           The Company has duly and timely filed all income and other Tax Returns required to be filed by it under Applicable Laws with the appropriate Tax Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings). All such Tax Returns are true, accurate and complete in all respects and have been prepared in compliance with all Applicable Laws. All Taxes (whether or not shown on any Tax Return) imposed or otherwise due and owing by or with respect to the business and activities of the Company have been paid in full.

(b)           The Equityholder has made available to Buyer copies of all income Tax Returns of the Company for all taxable years ending on or after December 31, 2019.

(c)           The unpaid Taxes of the Company (i) did not, as of the date of the Interim Balance Sheet, exceed the reserve for Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Company set forth on the face of the Interim Balance Sheet for the Company as of the date of the Interim Balance Sheet; and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Interim Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(d)           No outstanding deficiency or adjustment in respect of Taxes has been proposed or asserted in writing or assessed by any Tax Authority against or with respect to the Company. There are no outstanding refund claims with respect to any Tax or Tax Return of the Company, or the business or activities of the Company.

(e)           The Company thereof has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Neither the Company nor any of the Company’s employees, is subject to liability as a “responsible person” under Code section 6672. The Company does not have any liability for Taxes, whether absolute or contingent with respect to any misclassification of any person as an independent contractor rather than as an employee.

(f)           There are no liens for Taxes (other than current Taxes not yet due and payable or not yet delinquent) on any of the assets of the Company.

(g)           The Company has not consented to extend, nor is a beneficiary of an agreement to extend, the time in which any Tax may be assessed or collected by any Tax Authority other than consents with respect to periods for which the applicable statute of limitations has since expired.

(h)           The Company has not requested or been granted, nor is the beneficiary of, an extension of the time for filing any Tax Return that has not yet been filed (other than any automatic extensions of time that are allowable under Applicable Law).

(i)           No Action related to Taxes or Tax audit has been initiated in writing or is currently pending against the Company (or, to the Knowledge of the Company, threatened) in any jurisdiction.

(j)           The Company has timely withheld and timely paid all Taxes that are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person.

(k)           There are no outstanding rulings of, or requests for rulings by, any Tax Authority addressed to the Company that are, or if issued would be, binding on the Company after the applicable Closing Date.

(l)           There are no tax sharing, allocation, indemnification or similar agreements (other than Contracts that do not primarily relate to Taxes) in effect as between the Company or any predecessor or Affiliate thereof and any other party under which Buyer or the Company could be liable for any Taxes or other claims of any party after the Closing Date.

(m)           Neither the Company nor Buyer (by reason of owning any interest in the Company) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made prior to the Closing Date; (ii) prepaid amount received prior to the Closing Date, or (iii) closing agreement under Code Section 7121 (or other comparable agreement) entered into prior to the Closing Date.

(n)           The Company is not and has never been a party to a “reportable” or “listed” transaction within the meaning of Sections 6662, 6662A, 6011, 6012, 6111, or 6707A of the Code or Treasury Regulations Section 1.6011-4 promulgated thereunder or pursuant to notices or other guidance published by the Internal Revenue Service (irrespective of the effective dates).

(o)           The Company is not required to pay, gross up, or otherwise indemnify any employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code. The Company is not a party to any contract, agreement, plan, or other arrangement covering any employee or former employee or contractor or former contractor that, individually or collectively, could give rise to a (or already has resulted in a) payment or provision of any other benefit (including accelerated vesting) that could not be deductible by reason of Section 280G of the Code or could be subject to an excise Tax under Section 4999 of the Code (in each case, determined without regard to the exceptions provided for in Section 280G(b)(5) of the Code). The Company’s “nonqualified deferred compensation plans” within the meaning of Section 409A of the Code have been maintained in operational and documentary compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder and no such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or Taxes under Section 409A of the Code. Except for Company equity interests for which a valid and timely election has been made under Section 83(b) of the Code, as of the Closing Date, no outstanding equity interest of the Company is subject to a “substantial risk of forfeiture” for purposes of Section 83 of the Code.

(p)           The Company has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constitutes a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

2.18         Employment Matters.

(a)           Section 2.18(a) of the Disclosure Schedule contains a complete and accurate list of all current employees of the Company and sets forth for each such individual the following information as of the date of the Closing: (i) date of hire; (ii) title/position; (iii) full-time or part-time status; (iv) hourly rate or salary amount; (v) incentive-based compensation; (vi) fringe benefits; (vii) classification as exempt or non-exempt under the Fair Labor Standards Act (“FLSA”) and other Applicable Laws; (viii) employment status (including whether any such employee is on approved leave of absence (whether family leave, workers’ maternity or parental leave, workers’ compensation, short-term and long-term disability, medical leave or otherwise); and (viv) employer of record. Each employee identified as “exempt” from overtime and/or minimum wage requirements of the FLSA or other Applicable Laws is properly and correctly so classified. Section 2.18(a) of the Disclosure Schedule also contains a separate accurate and complete list of the individual independent contractors currently engaged to provide services to the Company and the individuals listed in Section 2.18(a) of the Disclosure Schedule as independent contractors or employees have been properly so classified, as the case may be.

(b)           Except as set forth in Section 2.18(a) of the Disclosure Schedule, the engagement of each employee and independent contractor of the Company is terminable at will without any penalty, liability or severance obligation.

(c)           The Company has paid or will timely pay all compensation, including wages, accrued and unused paid vacation and other paid leave, commissions, bonuses, fees, or other compensation payable to their respective employees or independent contractors for services performed on or before the Closing Date. Other than as set forth in Section 2.18(a) of the Disclosure Schedule, there are no Contracts between the Company and any employees or independent contractors regarding any compensation, wages, commissions, bonuses, or fees.

(d)           The Company is not party to any collective bargaining agreement, nor has it made any proposals regarding the terms of any collective bargaining agreement. The Company is not subject to any: (i) pending or, to the Knowledge of the Company, threatened unfair labor practice complaint before a Governmental Authority; (ii) pending or, to the Knowledge of the Company, threatened labor strike, slowdown, work stoppage, lockout, or other organized labor disturbance, or (iii) union organization efforts or attempts by any union to represent employees as a collective bargaining agent.

(e)           There are no claims, disputes, grievances, or controversies pending or, to the Knowledge of the Company, threatened involving any of their respective prospective or actual employees or group of employees, interns, volunteers or independent contractors. To the Knowledge of the Company, there are no written threats, charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority against the Company pertaining to any of their respective prospective or actual employees or group of employees, interns, volunteers or independent contractors.

(f)           In the last six (6) years: (i) to the Knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made involving their respective current or former directors, officers, managers or independent contractors; and (ii) the Company has not entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former director, officer, manager or independent contractor.

(g)           The Company is in compliance in all material respects with Applicable Laws regarding employment and employment practices, including all Applicable Laws relating to wages, hours, paid sick leave, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, immigration and employment eligibility verification laws (including the Immigration and Nationality Act and the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder), classifications of employees and independent contractors for wage and hour and tax purposes, and the collection and payment of withholding and/or social security Taxes.

2.19         Employee Benefit Matters.

(a)           Section 2.19(a) of the Disclosure Schedule sets forth an accurate and complete list of all benefit plans, policies, or arrangements under which any current or former employee, director, or consultant of the Company, or any beneficiary of such individuals, has any present or future right to benefits, or to which the Company has or may have any Liability or obligation to contribute (including on behalf of an ERISA Affiliate), including: (i) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA); (ii) any profit-sharing, pension, Code Section 125 “cafeteria” or flexible spending account, deferred compensation, bonus, stock or equity-based incentive, educational assistance, severance, retention, change in control, vacation or paid time off, or health or welfare plan, agreement or arrangement; or (iii) any other material plan, agreement or arrangement providing for compensation, “fringe benefits” or perquisites related to or provided in the course of employment with the Company, in each case whether or not in writing (each such plan, program, or arrangement an “Employee Benefit Plan”)

(b)           With respect to each Employee Benefit Plan, the Company has made available to Buyer a copy of the following documents as applicable to each such Employee Benefit Plan: (i) the plan document or, if an oral arrangement, a written summary of the material terms of the Employee Benefit Plan; (ii) the three most recent annual reports (Form 5500); (iii) each trust agreement, the most recent summary plan description and any summaries of material modification; (iv) all nondiscrimination testing reports for the three most recently completed plan years; (v) all related insurance contracts and administrative service agreements, (vi) all other material documents pursuant to which such Employee Benefit Plan is maintained, funded, and administered, (vii)  the most recent Internal Revenue Service determination or opinion letter, and (viii) all material correspondence with any Governmental Authority.

(c)           Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential obligation or liability under or with respect to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan subject to the funding requirements of Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) plan, program, agreement or arrangement that provides for post-retirement or post-termination medical, life insurance or other similar benefits (other than health continuation coverage required by COBRA for which the covered individual pays the full cost of coverage), (iv) multiple employer plan (as described in section 413(c) of Code or Section 210 of ERISA), or (v) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any ERISA Affiliate has any current or potential liability or obligation under Title IV of ERISA.

(d)           Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms, and is and has been in compliance in all material respects with ERISA, the Code and all other Applicable Laws. The obligations of all Employee Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers.  No Employee Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider, except to provide third-party administrative or recordkeeping services to an Employee Benefit Plan sponsored by the Company. With respect to each Employee Benefit Plan, all payments, premiums, contributions, distributions, reimbursements and accruals for all periods ending prior to or as of the Closing Date shall have been made or accrued on the Interim Balance Sheet in accordance with GAAP and there is no unfunded liability which is not reflected on the Interim Balance Sheet.

(e)           Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and is the subject of a favorable determination letter or, in the case of a prototype or volume submitter plan, an opinion letter from the Internal Revenue Service that the form of the plan document meets the applicable requirements of Section 401(a) of the Code, and nothing has occurred since the date of such determination or opinion letter that could adversely affect the qualified status of such Employee Benefit Plan.

(f)           With respect to each Employee Benefit Plan, (i) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred; (ii) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any such Employee Benefit Plan or fiduciary thereto or against the assets of any such Employee Benefit Plan; (iii) no breach of fiduciary duty (as determined under ERISA) or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan has occurred; and (iv) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to any Employee Benefit Plan.

(g)           The execution and delivery of this Agreement and the consummation of the Transactions will not, either alone or in connection with any other event or circumstance, (i) result in any termination or severance payment becoming due to any employee of the Company; (ii) accelerate the time of payment or vesting, or otherwise increase the amount of compensation or benefits due any officer, director, employee, or consultant of the Company; or (iii) result in any amount of compensation failing to be deductible by reasons of Section 280G of the Code.

(h)           Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is and has been in documentary and operational compliance with Section 409A of the Code. The Company does not have any “gross-up” or indemnity obligations for Taxes imposed under Section 4999 or 409A of the Code.

(i)           The Company has, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services for the Company as common law employees or independent contractors. The Company does not have any leased employees within the meaning of Section 414(n) of the Code.

(j)           Each Employee Benefit Plan can be amended or terminated by the Company (or the applicable ERISA Affiliate) at any time (whether before or after the Closing Date) without any liability, obligation, or damages (other than routine administrative charges).

(k)           None of the Employee Benefit Plans are maintained, contributed to, or required to be contributed to outside of the United States or for the benefit of any employee or other service provider that provides services or resides outside of the United States.

2.20         Affiliate Transactions. Except as set forth on Section 2.20 of the Disclosure Schedule, no Related Party, is, or has been within the past six (6) years, directly or indirectly, a party to any Contract or transaction with the Company or which is pertaining to the business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company. Section 2.20 of the Disclosure Schedule hereto describes: (a) all affiliated services provided to or on behalf of the Company by the Equityholder or their respective Affiliates and to or on behalf of the Equityholder and its Affiliates by the Company and all affiliate transactions or Contracts among the Company, on the one hand, and the Equityholder or any of its Affiliates, on the other hand (including, in each case, the costs charged to or by the Company), and (b) a description of all relationships and affiliations among all parties to any arrangements or transactions disclosed in accordance with clause (a) of this Section 2.20.

2.21         Illegal Payments. Neither the Company nor the Equityholder nor any of their respective directors, officers, employees or agents have offered, authorized, made or received on behalf of the Company any illegal payment or contribution of any kind, including any payment in violation of any Applicable Laws, directly or indirectly, including, without limitation, any kickbacks, bribes, payments, gifts or gratuities, to any Person, or U.S. or foreign national, state or local government officials, employees or agents or candidates therefor or other Persons. The Company has maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with Applicable Laws regarding illegal payments and to ensure that all books and records accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor the Equityholder nor any of their respective directors, officers, employees or agents, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to illegal payment laws.

2.22         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other transactions, whether past, present or future, based upon arrangements made by or on behalf of the Equityholder, any Beneficial Owner or the Company.

Article 3

Representations and warranties of buyer

Except as disclosed in (x) the Company’s Annual Report filed on Form 10-K or any other documents filed or furnished by Apollo Medical Holdings, Inc. with the SEC (including any exhibits and any other information incorporated by reference therein), Buyer hereby represents and warrants to the Equityholder that the statements contained in this Article 3 are true and correct on the date hereof and shall be true and correct on the Closing Date as if made thereon.

3.1           Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation. Buyer has the requisite organizational power and authority to own, lease, operate and use its assets and properties and to carry on its business as now conducted and currently proposed to be conducted. Buyer is not in default under or in violation of any provision of its Governing Documents. Buyer has all requisite power and authority to execute and deliver this Agreement and the applicable Transaction Documents and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which Buyer is or will be a party has been duly executed and delivered by the Buyer, and this Agreement and the Transaction Documents constitute legal, valid and binding obligations of the Buyer, enforceable against Buyer in accordance with their respective terms. No other proceedings on the part of the Buyer are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

3.2           Non-Contravention; Consents. The execution and delivery by the Buyer of this Agreement and each Transaction Document to which Buyer is a party, and, assuming the accuracy of the Equityholders, Beneficial Owners and Company’s representations and warranties set forth in Article 2, the performance by Buyer of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time): (a) conflict with or violate any provision of the Governing Documents of Buyer; (b) assuming the Required Consents are made and obtained, require notice, consent or approval under, materially conflict with, materially violate, result in a material breach of, result in the acceleration of material obligations, loss of a material benefit or increase in material Liabilities or fees under, create in any Person the right to terminate, cancel or materially modify, or cause a material default under or give rise to any material rights or penalties under (i) any provision of Applicable Law relating to Buyer, (ii) any provision of any Governmental Order to which Buyer or any of its properties are subject, or (iii) any provision of any material Contracts to which Party is a party, except as, individually or in the aggregate, would not reasonably be expected to constitute or result in a Material Adverse Effect; or (c) except for filings as may be required under the Securities Act, the Exchange Act, the DGCL, the HSR Act or other applicable Antitrust Laws, applicable state securities and “blue sky” laws or the rules and regulations of Nasdaq, require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority, except as, individually or in the aggregate, would not reasonably be expected to constitute or result in a Material Adverse Effect.

3.3           Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that, individually or in the aggregate, would have a Material Adverse Effect on Buyer’s ability to execute, deliver or perform this Agreement or any Transaction Document to which it is a party, or to timely consummate the Transactions.

3.4           Brokers. Except for such amounts as the Buyer shall pay, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other Transaction Document based upon arrangements made by or on behalf of the Buyer.

Article 4

Covenants

4.1           Confidentiality. None of the Equityholder, any Beneficial Owner or any Affiliate of the Equityholder or Beneficial Owner (each, a “Restricted Person”) shall, and shall cause each of such Restricted Person’s Affiliates and its and their Representatives not to, disclose, and treat and hold as strictly confidential, all Confidential Information and refrain from using any Confidential Information. On the request of Buyer at any time after the date hereof, each Restricted Person shall deliver promptly to Buyer or destroy all tangible embodiments of the Confidential Information which are in such Restricted Person’s, its Affiliates’ or their respective Representatives’ possession or under any of their control and provide confirmation thereof in writing to Buyer. In the event that any Restricted Person or any of such Restricted Person’s Affiliates or their respective Representatives is requested or required to disclose any Confidential Information, such Restricted Person shall notify Buyer promptly so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.1. If, in the absence of a protective order or the receipt of a waiver hereunder, such Restricted Person or any of such Restricted Person’s Affiliates or their respective Representatives is compelled to disclose any Confidential Information to any governmental entity, such Restricted Person, Affiliate or Representatives may disclose such Confidential Information to such governmental entity; provided, that such Restricted Person, Affiliate or Representatives shall use best efforts to obtain an order or other assurance that confidential treatment shall be accorded to such Confidential Information required to be disclosed. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by any Restricted Person or any of such Restricted Person’s Affiliates or their respective Representatives in violation of this Agreement or other confidentiality obligation to which any of them is bound. Nothing in this Section 4.1 is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, each Restricted Person has the right to disclose in confidence trade secrets to federal, state, and local governments officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, and to disclose trade secrets in a document filed in a lawsuit or other Action, but only if the filing is made under seal and protected from public disclosure.

4.2           Publicity. Notwithstanding anything to the contrary contained in this Agreement, except as may be required to comply with the requirements of any Applicable Law or by the applicable rules of any securities exchange upon the reasonable advice of counsel (it being understood that each such Party shall use reasonable commercial efforts to provide the other Parties to this Agreement a draft of such press release, public statement or public communication in advance of such disclosure), from and after the date hereof, no Party shall make, and each Party shall cause their respective Affiliates not to make, any press release or similar public announcement or public communication relating to this Agreement or the Transactions unless specifically approved in advance by the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed.

4.3           Further Assurances. From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary or desirable to consummate the Transactions, including executing and delivering to the other Parties hereto such assignments, deeds, bills of sale, consents and other instruments as the other Parties hereto or their counsel may reasonably request as necessary or desirable for such purpose.

4.4           Conduct of Business Prior to the Closing.

(a)           Except for matters permitted or required by the terms of this Agreement or Transaction Documents, or except as required by Applicable Law, from the date of this Agreement through the Closing, the Company shall conduct the Business in the Ordinary Course of Business and preserve intact the current business organization, use its Commercially Reasonable Efforts to keep available the services of current officers, employees and agents of the Company and maintain in good state relations and good will with customers, suppliers, licensors, licensees, distributors, landlords, creditors, employees, agents and others having business relationships with the Company. The Company shall refrain from taking any action that would result in any of the conditions set forth in Section 6.1 not being satisfied. In addition (and without limiting the generality of the foregoing), except as otherwise contemplated by the terms of this Agreement or the Transaction Documents, or except as required by Applicable Law, from the date of this Agreement through the Closing, the Company shall not do any of the following without the prior written consent of Buyer:

(i)           amend the Governing Documents;

(ii)           issue any capital stock or other equity interests or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any capital stock or other equity interests;

(iii)         adopt, modify, terminate or amend any Employee Benefit Plan (or any plan that would be an Employee Benefit Plan if adopted) or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association;

(iv)         pay any bonus or make any profit sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, managers, members, officers, employees or independent contractors, other than pursuant to written Contracts in effect prior to the date of this Agreement or in the Ordinary Course of Business or in connection with the performance of this Agreement;

(v)          hire any employee or retain any independent contractor, other than in the Ordinary Course of Business and with annual compensation no greater than $50,000, or in connection with the performance of this Agreement;

(vi)         (i) borrow any amount, receive any committed loan facilities or, incur or guarantee any Indebtedness (including contingently as a guarantor or otherwise) or other Liabilities, except for Transaction Expenses and current liabilities incurred in the Ordinary Course of Business or (ii) grant, incur or suffer to exist any Lien, or received any notice of any Lien on any Equity Interests issued by it;

(vii)        permit or allow the Shares or any of the assets or properties of the Company to become subjected to any Lien (other than Permitted Liens);

(viii)       pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with any of its respective Affiliates or Related Parties;

(ix)          make any material change in any method of accounting or accounting practice or policy;

(x)           acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or capital stock or other equity interest of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) other than in the Ordinary Course of Business;

(xi)          make or incur capital expenditures (including entering into any capital lease) that are not currently budgeted and that, in the aggregate, are in excess of Ten Thousand Dollars ($10,000);

(xii)         other than in the Ordinary Course of Business, sell, lease, license or otherwise dispose of any of their assets that are material, individually or in the aggregate, to the Business;

(xiii)        terminate or allow to be terminated any insurance policy in effect as of the date hereof, or fail to maintain, with financially responsible insurance companies, insurance on tangible assets of the Company and on the Business in such amounts and against such risks and losses as are consistent with past practice;

(xiv)        form any Subsidiary or acquire the Equity Interests of any Person;

(xv)         commence or settle any material Action, other than the settlement of an Action for amounts less than Ten Thousand Dollars ($10,000) which only involve the payment of monetary damages and does not impose any equitable remedies upon the Company and there is no admission of fault or any violation of Applicable Law;

(xvi)        enter into, amend or make any modification to any Material Contract or Permit, in each case, outside the Ordinary Course of Business;

(xvii)        make any material change to any of the cash management practices of the Business, including but not limited to, discontinue the payment of its accounts payable that are payable in the Ordinary Course of Business or deviate from or alter any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xviii)     commence, institute, cancel, compromise, assign, waive, release, settle or agree to settle any right or claim (or series of related rights and claims) in excess of Ten Thousand Dollars ($10,000) or outside the Ordinary Course of Business;

(xix)         make, change or revoke any material Tax election, adopt or change any method of Tax accounting, settle or compromise any material Action with respect to Taxes, amend any material Tax Return, consent to any extension or waiver of the statute of limitations for the assessment or collection of any Tax, or take any reporting position with respect to Taxes that is inconsistent with past practice or that is otherwise not in the Ordinary Course of Business, in each case if such action would have the effect of materially increasing the Tax Liability or materially reducing any Tax asset of Buyers or the Company in respect of any Post-Closing Tax Period; or

(xx)         terminate any employee, or enter into any employment Contract, written or oral, or modification of the terms of any such existing Contract, or enter into any collective bargaining agreement or relationship, or grant any increase in the base compensation of any of its current or former directors, officers, managers, members, partners, employees or consultants, or payment of or agreement to become obligated to pay any bonus, severance or change of control payments or other consideration of any nature whatsoever (other than salary, commissions or consulting fees) to any of its current or former directors, officers, managers, members, partners, employees or consultants;

(xxi)        declare, set aside, make or pay any non-cash dividend or other non-cash distribution on or with respect to any Equity Interest or ownership interest in the Company;

(xxii)        accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practices;

(xxiii)       agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses (i) through (xxiii) of this Section 4.4.

4.5           Access to Information. The Company shall afford to the Buyer and its Representatives, reasonable access, upon notice during normal business hours during the period prior to the Closing and during the Exclusivity Period, to all the personnel, independent accountants, properties, books, Contracts, commitments, Tax Returns and records of the Company, and, during such period shall make available to the Buyer any information concerning the Company as Buyer may reasonably request. In particular, but without limitation, from and after the date of this Agreement, the Buyer and its Representatives shall have the right and privilege, subject to compliance with Applicable Law, upon reasonable written request, of entering upon all properties leased or occupied by the Company and of reviewing the books and records of the Company regarding such properties from time to time as needed to make any inspections, evaluations, surveys or tests which Buyers may deem necessary or appropriate. Any visit or investigation by Buyer shall be conducted in such a manner subject to compliance with Applicable Law and as not to interfere unreasonably with the conduct of the Business.

4.6           Approvals and Consents.

(a)           On the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all Applicable Laws that may be imposed on it or any of its Affiliates with respect to the Closing. Prior to and after the Closing, the Equityholder and Beneficial Owners shall provide information within his possession that is reasonably requested by Buyer regarding the Company and the Business in order to assist Buyer in its filings to regulatory approvals.

(b)           In furtherance and not in limitation of the foregoing clause (a), the Company and Buyer shall promptly execute and file, or join in the execution and filing of, any application, notification, or other document that may be necessary in order to obtain the authorization, approval, or consent of any Governmental Authority, whether federal, state, local, or foreign, that may be reasonably required, or that Buyer may reasonably request, in connection with the consummation of the Transactions.

4.7           No Negotiation. Until such time as this Agreement shall be terminated pursuant to Article 7, neither the Company nor any of his Affiliates or Representatives shall directly or indirectly solicit, initiate, encourage, entertain or respond to any inquiries or proposals from, discuss or negotiate with, provide any information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) or otherwise participate in a transaction or potential transaction concerning any sale of any, all or substantially all of the assets of the Company, any direct or indirect sale of equity interests or other securities the Company, or any merger, consolidation or similar transaction involving the Equityholder, any Beneficial Owner or the Company. The Equityholder shall notify Buyer of any such inquiry or proposal, and the material terms thereof within forty-eight (48) hours of receipt or awareness of the same by such Party. As of the date of this Agreement, neither the Company nor any of its Affiliates or Representatives is involved in or is aware of any activities, discussions or negotiations being conducted prior to the date of this Agreement with any Persons other than Buyer with respect to any of the foregoing.

4.8           Efforts; Regulatory Filings and Consents. Subject to the terms hereof, the Buyer and the Company shall each, as applicable (a) use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable; (b) use its reasonable best efforts to make, as promptly as practicable, all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transactions required under any other applicable law; (c) use its reasonable best efforts to obtain, as promptly as practicable, from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by it or any of its subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions; and (d) execute or deliver any additional instruments or documents necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

4.9           Non-Competition; Non-Solicitation; Non-Disparagement.

(a)           In further consideration for the Buyer’s payment of the amounts to be paid to the Equityholder and Beneficial Owners under this Agreement and the Transaction Documents, and in order to protect the value of the Company and the business acquired by the Buyer under this Agreement, each Beneficial Owner and Equityholder hereby agrees, for itself and on behalf of its owners and trustees, as applicable, that during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), each Beneficial Owner and Equityholder shall not, and shall cause its respective Affiliates not to, directly or indirectly, acquire, engage or participate in (including by lending any Beneficial Owner’s name, providing financing, or owning or assisting another in), or hold any economic, financial or other interest (including equity or debt securities) in, act as a stockholder, partner, consultant, agent, employee, co-venturer, member or representative of, render any services to, or otherwise operate or hold an interest (whether an equity interest or otherwise) or enter the employ of, or render any services to, in any Person engaged or seeking to engage in (1) any business the same or similar to the Protected Business within the State of California (the “Restricted Territory”), or (2) the provision of business, management, marketing or other support services to any medical or other healthcare practice anywhere within the Restricted Territory; provided, that nothing contained herein shall be construed or prohibit the any Beneficial Owner or the Equityholder from purchasing up to an aggregate of two percent (2%) of any class of the outstanding voting securities of any other Entity whose securities are listed on a national securities exchange, so long as each Beneficial Owner, the Equityholder and their respective Affiliates do not participate in any way in the management or control of such Person.

(b)           In further consideration for the Buyer’s payment of the amounts to be paid to the Equityholder and Beneficial Owners under this Agreement and the Transaction Documents, and in order to protect the value of the Company and the Protected Business, the Equityholder and Beneficial Owners hereby agree that during the Restricted Period, such Person shall not, directly or indirectly, hire, solicit, interfere with, induce or attempt to hire, solicit, interfere with or induce any (i) employee or contractor of the Protected Business, (ii) business relationship of the Protected Business to divert, reduce, adversely modify or terminate its business relationship with Buyer, its Subsidiaries or Affiliates (collectively, the “Buyer Parties”) or the Company or (iiv) planned or contemplated potential acquisition or investment candidates of any Buyer Parties or any Company.

(c)           The Equityholder and each Beneficial Owner hereby agrees that during the Restricted Period, such Person shall not make any negative comments or otherwise disparage the Company, Buyer Party or any of their respective Affiliates. Nothing herein or otherwise shall preclude Equityholder or any Beneficial Owner from making truthful statements that are necessary to comply with Applicable Law or Governmental Authority, or to defend or enforce such Person’s or the Company’s rights under this Agreement, any Transaction Document or any other agreement between or among the Parties.

(d)           The Equityholder and each Beneficial Owner understands that the restrictions set forth in this Section 4.9 are intended to protect the interests of the Company and the Buyer Parties in the Company’s proprietary information, goodwill and established employee, customer, supplier, consultant and vendor relationships, and agree that such restrictions are reasonable and appropriate for this purpose. The Equityholder and each Beneficial Owner further acknowledges and agrees that the time, scope, geographic area and other provisions of this Section 4.9 have been specifically negotiated by sophisticated parties and absent the Equityholder’s and each Beneficial Owner’s agreement to and compliance with the restrictions set forth in this Section 4.9, the Buyer would not have entered into the transactions contemplated by this Agreement or the Transaction Documents. The Restricted Period shall be extended with respect to the Equityholder and each Beneficial Owner by each day that such Person or its Affiliates is in breach of this Section 4.9. The Equityholder’s and each Beneficial Owner’s obligations under this Section 4.9 are independent of any other obligation of the Company, Buyer Party or their respective Affiliates has to the Equityholder, including any such obligation under this Agreement.

(e)           The Parties expressly agree that the subject matter, length of time, geographical scope, and range of activities, as applicable, contained in this Section 4.9 are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the restrictive covenants set forth in this Section 4.9 is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Parties hereto that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Equityholder and each Beneficial Owner that may be enforceable under Applicable Law, to the fullest extent of such enforceability to assure the Buyer Parties of the intended benefit of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure the Buyer Parties of the intended benefit of this Agreement, it is expressly understood and agreed among the Parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

4.10         Termination of 401(k) Plan. The Company shall take all actions necessary and appropriate (including fully vesting participants in their account balances) to terminate the Company 401(k) Plan, effective no later than the day immediately preceding the Closing Date. The form of the resolutions terminating the Company 401(k) Plan shall be reasonably satisfactory to the Buyer, which shall be afforded a reasonable opportunity to review such resolutions. The provisions of this Section 4.10 are solely for the benefit of the parties to this Agreement, and no current or former employee of the Company shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Section 4.10 be deemed to (a) establish, amend or modify any Employee Benefit Plan, (b) alter or limit the ability of the Company or Buyer to amend, modify or terminate any Employee Benefit Plan or any other benefit or employment plan, program or Contract, or (c) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Company, Buyer, or any of their respective Affiliates.

4.11         Employee Matters. The Company covenants and agrees that to comply with the provisions set forth in Section 6.9 of the CFC Purchase Agreement.

4.12         PP&E. On or immediately following the date hereof, the Corporation will purchase all of the PP&E of AHMS.

Article 5

Tax matters

5.1           Tax Elections. Without the prior written consent of Buyer, not to be unreasonably withheld, conditioned or delayed, the Equityholder shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any material Tax election, or amend any Tax Return. This covenant is in addition to that of the Company under Section 4.4(a).

5.2           Pre-Closing Tax Period Returns. The Equityholder shall prepare, or cause to be prepared, at the Equityholder’s sole expense, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period, other than Tax Returns for Straddle Periods, and Buyer shall cause the Company to execute and file timely such Tax Returns as so prepared.

5.3           Straddle Period Tax Returns. Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed with respect to a Straddle Period, and Buyer and the Equityholder shall pay, when due, all Taxes reflected as due and payable on such Tax Returns to the extent allocated to such Party under Section 5.5.

5.4           Manner of Preparation. Any such Tax Return referred to in Section 5.2 or Section 5.3 shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law) and without a change of any election or any accounting method and shall be submitted by the Party preparing the Tax Return to the other Party (together with schedules, statements and, to the extent requested by Buyer or the Equityholder, as applicable, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If the Party reviewing the Tax Return objects to any item on any such Tax Return, it shall, within fifteen (15) days after delivery of such Tax Return, notify the Party that prepared the Tax Return, in writing, that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and the Equityholder shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and the Equityholder are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by a Neutral Accounting Firm selected by Buyer (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne by Buyer, on the one hand, and the Equityholder, on the other hand, in such amount(s) as shall be determined by the Accounting Referee based on the proportion that the aggregate amount of disputed items submitted to the Accounting Referee that is unsuccessfully disputed by Buyer, on the one hand, or the Equityholder, on the other hand, as determined by the Accounting Referee, bears to the total amount of such disputed items so referred to the Accounting Referee for resolution.

5.5           Apportionment. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Taxes of the Company for any Pre-Closing Tax Period shall be:

(a)           in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)           in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

5.6           Tax Indemnification

(a)           The Beneficial Owners shall indemnify the Buyer Indemnitees and hold each of them harmless from and against any Damages attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Pre-Closing Tax Period; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation section 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation; (iii)  any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, which Taxes relate to an event or transaction occurring on or before the Closing Date; (iv) all Taxes imposed on the Company as a result of an election made by Company under Code section 108(i); (v) all Taxes imposed on the Company as a result of such Company being deemed to be a “responsible person” under Code section 6672 (or any corresponding provision of state or local law); (vi) any and all employment Taxes imposed with respect to any compensatory payments associated with the transactions contemplated by this Agreement; and (vii) third party costs and expenses associated with preparing any Tax Return for Pre-Closing Tax Periods.

(b)           The Beneficial Owners shall reimburse Buyer for any Taxes of the Company that are the responsibility of Beneficial Owners pursuant to this Section 5.6 within fifteen (15) Business Days after payment of such Taxes by the Buyer or the Company.

(c)           The indemnification under this Section 5.6 shall not be subject to any basket, cap, other limitations set forth in Article 8 or elsewhere in this Agreement.

5.7           Refunds. Any credits or refunds of Taxes of the Company with respect to Pre-Closing Tax Periods shall belong to the Equityholder and shall be paid to the Equityholder for distribution to the Equityholder promptly upon actual receipt of such refund in cash or application of such credit actually to reduce other Taxes due and owing by Buyer. The amount of any refund or credit which is required to be paid to the Equityholder shall be reduced by the amount of any Taxes on such refund or credit and reasonable out-of-pocket expenses that Buyer or any Affiliates thereof incur (or will incur) with respect to such refund or credit.

5.8           Contests. Buyer shall promptly notify Equityholder following receipt of any notice of audit or other proceeding relating to any Tax Return that includes a Pre-Closing Tax Period (the “Prior Period Returns”). The Equityholder shall control any and all audits or other proceedings and litigation (a “Tax Contest”) relating to any Prior Period Return, including the filing of an amended Tax Return, other than Prior Period Returns relating to any Straddle Period. With respect to any Tax Contest that it controls, the Equityholder (i) shall give prompt notice to Buyer of any Tax adjustment proposed in writing pursuant to such Tax Contest, (ii) shall afford Buyer the opportunity to participate in the conduct of such Tax Contest, including without limitation the right to participate in conferences with Tax Authorities and submit pertinent material in support of Buyer’s position, and (iii) shall not settle such Tax Contest without Buyer’s consent, which shall not be unreasonably withheld, conditioned or delayed. Buyer and Equityholder shall have joint control of any and all Tax Contests relating to a Tax Return for a Straddle Period, including the filing of an amended Tax Return for such Straddle Period; provided that neither Equityholder nor Buyer shall settle or compromise any Tax Contest relating to a Tax Return for a Straddle Period without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

5.9           Cooperation and Exchange of Information. Equityholder and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article 5 or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of any powers of attorney or similar authorizations, or other designations, as may be necessary to effectuate the intent of this Article 5. The Equityholder and Buyer shall retain, or cause to be retained, all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Equityholder or Buyer (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

5.10         Post-Closing Actions. None of Buyer, the Company, or any of their Affiliates shall (a) make any election under Section 338 or Section 336 of the Code (or any similar election pursuant to any provision of federal, state or local Applicable Law) with respect to the Company in connection with the Transactions, except as otherwise expressly provided herein, (b) amend any Tax Return or change or revoke any election, relating to a Tax period (or portion thereof) ending on or before the Closing Date, (c) initiate any voluntary disclosure or similar proceeding with any Tax Authority relating to a Tax period (or portion thereof) ending on or before the Closing Date, or (d) make any other Tax election or take any other action that has the effect of increasing the amount of Taxes for which Equityholder may be liable under the terms of this Agreement or under applicable law, in each case without the prior written consent of the Equityholder.

5.11         Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated for Tax purposes by the Parties as an adjustment to the Purchase Price, unless otherwise required by Applicable Law.

5.12         Consistent Treatment. Buyer and Equityholder shall, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (i) treat and report the transactions described above in all respects consistently with the provisions of this Agreement for purposes of any Tax; and (ii) not take any actions or positions inconsistent with the obligations of the parties set forth herein.

5.13         Transfer Taxes. Notwithstanding anything to the contrary herein, any transfer, sales, stamp, use documentary, property, or similar Taxes applicable to, imposed upon or arising out of the Transactions (such Taxes, “Transfer Taxes”) will be borne entirely by Buyer. Buyer and Equityholder shall cooperate in preparing and filing all filings, Tax Returns, reports and forms as necessary or appropriate to comply with the provisions of all Applicable Law in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection therewith, provided that Buyers shall be responsible for preparing all such Tax Returns and related forms or filings, shall provide each such Tax Return or form or filing to the Equityholder for review and approval at least five (5) Business Days prior to the due date thereof, and Equityholder shall not have any obligation to execute any such form or filing unless Buyer revises such form or filing for any reasonable comments provided by the Equityholder in respect thereof.

5.14         Overlap. To the extent that any obligation or responsibility pursuant to Article 8 may overlap with an obligation or responsibility pursuant to this Article 5, the provisions of this Article 5 shall govern.

Article 6

Conditions to Closing

The conditions to the obligations of the Equityholder and the Buyer with respect to the Closing shall be set forth in Sections 6.1 and 6.2, and 6.3.

6.1           Conditions to the Obligations of All Parties with Respect to the Closing. The obligations of each Party to effect the closing of the Transactions contemplated to take place at the Closing shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions: (a) the closing conditions to the CFC Purchase Agreement shall have been satisfied or waived, and both the Initial Closing and Second Closing shall have occurred; (b) no Applicable Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Transactions contemplated to take place at the Closing shall be in effect; and (c) no Action shall be pending or threatened which (i) prevents or challenges consummation of the Transactions contemplated to take place at the Closing; or (ii) causes such Transactions to be rescinded following consummation.

6.2           Closing Conditions to Obligations of Buyer . The obligations of Buyer to effect the closing of the Transactions contemplated to take place at the Closing shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of the Beneficial Owners, Equityholder and the Company set forth in Article 2, other than the Fundamental Representations, shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent that such agreements or covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” in which case the Company and the Equityholder shall have performed and complied with all of such covenants (as so written, including the term “material,” or “Material Adverse Effect,”) in all respects through the Closing, except that representations and warranties that are made as of a specific date need be true and correct only as of such date. The Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except that the Fundamental Representations that are made as of a specific date need be true and correct only as of such date.

(b)           The Company, the Beneficial Owners, and the Equityholder shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Closing Date, except to the extent that such agreements or covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect,” in which case the Company, Beneficial Owners and the Equityholder shall have performed and complied with all of such covenants (as so written, including the term “material,” or “Material Adverse Effect,”) in all respects through the Closing.

(c)           From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)           At or prior to the Closing, the Equityholder shall cause to be delivered to the Buyer:

(i)           the Employment Agreement, duly executed by Ron Brandt;

(ii)          the Management Services Agreements, each duly executed by the Company;

(iii)         the Note, duly executed by the Equityholder and each Beneficial Owner;

(iv)         the Stockholders Agreement, duly executed by the Equityholder and each Beneficial Owner;

(v)          evidence that the offer letters described in Section 4.11 have been delivered, together with all other obligations contemplated thereunder, in form and substance reasonably satisfactory to the Buyer;

(vi)         certificates, if any, representing all of the Purchased Shares, duly endorsed in blank or accompanied by transfer powers;

(vii)         a W-9 executed by the Equityholder; and

(viii)        resignations of the directors, managers and officers of the Company;

(ix)          a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied;

(x)           a certificate of the Secretary (or equivalent officer) of the Company certifying in their corporate capacity (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions, (ii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, (iii) the names and signatures of the officers of the Company authorized to sign this Agreement and the Transaction Documents, (iv) that there have been no amendments to the incorporation or formation documents since the date such documents were delivered pursuant to Section 6.2(d)(xi), and (v) that attached thereto are true and complete copies of all Governing Documents of the Company;

(xi)          the incorporation document and all amendments thereto of the Company, duly certified as of a recent date by the Secretary of State of the State of California;

(xii)         evidence, reasonably satisfactory to the Buyer, of termination of the Company 401(k) Plan in accordance with Section 4.10;

(xiii)        a good standing certificate (or its equivalent) as of a recent date from the secretary of state of the State of California; and

(xiv)        such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transactions.

(e)           The (i) third party consents, notices and filings and (ii) notices, filings, consents and authorizations identified by Buyer shall have been duly delivered and obtained (collectively, the “Required Consents”).

(f)           The Equityholder shall have delivered to Buyer evidence of termination of the Contracts between Equityholder, on the one hand, and any of its Affiliates, Related Parties, or any Affiliate of any Related Party, on the other hand, as identified by Buyer.

(g)           All actions to be taken by the Equityholder, Beneficial Owners and Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

(h)           The Continuing Employees (as defined in the CFC Purchase Agreement) shall have received offer letters from the Company, in form and substance reasonably satisfactory to Buyer.

6.3           Closing Conditions to Obligations of the Equityholder. The obligations of the Equityholder and Beneficial Owners to consummate the Transactions shall be subject to the fulfillment or the Equityholder’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties set forth in Article 3 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar qualifiers), except: (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date and (ii) for breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           The Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, the condition contained in this section shall only be deemed to be unsatisfied if such failure to have performed and complied in all material respects with all obligations and covenants required by this Agreement is not cured within ten (10) Business Days, to the extent curable.

(c)           At or prior to the Closing, the Buyer shall cause to be delivered to the Equityholder:

(i)           the Management Services Agreements, duly executed by the Buyer and Metropolitan IPA, as applicable;

(ii)          the Note, duly executed by Apollo Care;

(iii)         the Stockholders Agreement, duly executed by the Buyer.

(d)           At or prior to Closing, the Buyer shall make the payments described in Section 1.1(b) above.

Article 7

Termination

7.1           Termination of the Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)           by the mutual written consent of the Equityholder, Beneficial Owners and Buyer;

(b)           by Buyer, in the event of any material breach by any Beneficial Owner’s, the Equityholder’s or Company’s covenants, obligations, agreements, representations or warranties contained herein and the failure of the Equityholder, Beneficial Owners or Company to cure, if curable, such breach within fifteen (15) days after receipt of written notice from Buyer requesting such breach to be cured; provided, however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to Buyer if Buyer is in material breach of any of its covenants, obligations or agreements under this Agreement;

(c)           by the Equityholder in the event of any material breach by Buyer of any of Buyer’s covenants, obligations, agreements, representations or warranties contained herein and the failure of Buyer to cure, if curable, such breach within fifteen (15) days after receipt of written notice from the Equityholder requesting such breach to be cured; provided, however, that the right to terminate this Agreement under this Section 7.1(c) will not be available to the Equityholder if Equityholder or the Company is in material breach of any of its respective covenants, obligations or agreements under this Agreement;

(d)           by the Equityholder or Buyer if the Closing does not occur on or prior to the date that is July 24, 2024 (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(d) will not be available to any Party whose material breach of any of its covenants, obligations or agreements under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to such date; or

(e)           by Buyer or the Equityholder if there will be in effect a final, non-appealable Judgment of a court of competent jurisdiction in effect precluding consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 7.1(e) will not be available to any Party whose failure to fulfill any of its covenants, obligations or agreements under this Agreement has been the cause of or resulted in such Judgment.

7.2           Effect of Termination. If this Agreement is terminated for any reason, the provisions of this Section 7.2 and Article 10 shall remain in full force and effect. If this Agreement is terminated as provided in Section 7.1(a), this Agreement shall forthwith become void (except as stated in the immediately preceding sentence) and there shall be no Liability or obligation hereunder on the part of any Party hereto or their respective Representatives. If this Agreement is terminated as provided in subsections (a), (b), (c) or (e) of Section 7.1, such termination shall be without prejudice to any rights that the terminating Party may have against any breaching Party or any other Person under the terms of this Agreement or otherwise.

Article 8

Indemnification

8.1           Survival.

(a)           Each representation and warranty contained herein shall survive the Closing Date until, and will expire and be of no force and effect on the two (2)-year anniversary hereof, except that the representations and warranties in Sections 2.1 (Organization and Good Standing; Subsidiaries); 2.2 (Authority, Power and Enforceability); 2.3 (Capitalization); 2.4 (Non-Contravention; Consents); 2.10 (Legal Proceedings; Judgments); 2.11 (Compliance with Applicable Laws); 2.13 (Healthcare Regulatory Matters); 2.17 (Taxes); 2.17 (Employee Benefit Matters); 2.20 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations with respect to the subject matter of any such representation or warranty. All covenants and agreements contained in this Agreement and the Transaction Documents, and the certifications underlying all certificates delivered hereunder shall survive the Closing for the period contemplated by its terms.

(b)           No Indemnified Person shall be entitled to make any claim in respect of any representation, warranty, covenant or agreement after the expiration of its applicable survival date as set forth in Section 8.1(a) (each, a “Survival Date”), except that any bona fide claim initiated by an Indemnified Person prior to the expiration of the applicable Survival Date in accordance with the provisions hereof shall survive until it is settled or resolved pursuant to this Agreement to the extent that an Indemnified Person provides written notice of such breach or inaccuracy (which notice shall describe the applicable breach or inaccuracy in reasonable detail) to the party to provide indemnity prior to the applicable Survival Date.

(c)           The representations and warranties of each of the Parties set forth in this Agreement are material and shall be deemed to have been relied upon by the Party or Parties to whom they are made and shall survive as set forth above, regardless of any investigation on the part of such Party or its Representatives (each Party reserving all rights hereunder in connection with any breach or alleged breach).

8.2           Indemnification by the Equityholder and Beneficial Owners.

(a)           Subject to the other terms and conditions of this Article 8, the Equityholder and each Beneficial Owner shall, jointly and severally, indemnify and defend the Buyer and after the Closing Date, the Company, and their respective Affiliates and their respective successors, assigns, heirs and Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Damages incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i)           any breach or inaccuracy of any of the representations or warranties concerning the Equityholder, each Beneficial Owner or the Company in this Agreement or in any of the other Transaction Documents (including any certificated delivered by or on behalf of such Person in connection herewith and therewith);

(ii)          any failure to perform or breach of any agreement or covenant or obligation concerning the Equityholder, each Beneficial Owner or the Company contained in this Agreement or in any of the other Transaction Documents (including any certificated delivered by or on behalf of such Person in connection herewith and therewith);

(iii)         any Indebtedness relating to Equityholder, any Beneficial Owner or the Company not discharged on or prior to the Closing;

(iv)         any Transaction Expenses of the Equityholder, any Beneficial Owner or the Company not discharged on or prior to the Closing;

(v)          to the extent cash amount in the Company’s bank account is less than Schedule 8.2;

(vi)         any Action by a Governmental Authority outstanding or arising from facts or circumstances that occurred prior to the Closing Date (whether known or unknown to the Company, any Beneficial Owner or the Equityholder at the Closing);

(vii)        any fraud committed by or on behalf of the Equityholder, any Beneficial Owner the Company or their Affiliates;

(viii)       any allegation, claim, charge or threatened claim or charge by any current or former employee or independent contractor of the Company involving or relating to facts or circumstances that occurred prior to the Closing Date.

(b)           All of the representations and warranties set forth in this Agreement or any certificate or schedule that are so qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without such qualification for purposes of determining: (i) whether a breach of such representation or warranty has occurred and (ii) the amount of Damages resulting from, arising out of or relating to any such breach of such representation or warranty.

8.3           Indemnification by the Buyer. Subject to the other terms and conditions of this Article 8, Buyer shall indemnify and defend the Equityholder, Beneficial Owners and such Person’s successors, assigns, heirs and Representatives (collectively, the “Equityholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Damages incurred or sustained by, or imposed upon, the Equityholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any breach or inaccuracy of any of the representations or warranties made by Buyer in this Agreement or in any of the other Transaction Documents (including any certificated delivered by or on behalf of such Person in connection herewith and therewith); or

(b)           any breach of any covenant or obligation of Buyer contained in this Agreement or in any of the other Transaction Documents (including any certificated delivered by or on behalf of such Person in connection herewith and therewith).

8.4           Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following additional limitations:

(a)           Notwithstanding anything to the contrary herein, any claims for indemnification by a Buyer Indemnitee with respect to Fundamental Representations will be recovered by any or a combination of the following: (i) by recovering such Damages directly from the Equityholder or any Beneficial Owner, or (2) by offset against any amounts payable by Buyer or any of its Affiliates to the Equityholder or any Beneficial Owner under this Agreement and any Transaction Document. Without limiting the generality of the foregoing, Buyer shall have the right to set-off any amount which it or any Buyer Indemnified Party is entitled to receive pursuant to this Article 8 against amounts otherwise payable by the Buyer or any Affiliate to the Company, Equityholder or any Beneficial Owner pursuant to this Agreement, the CFC Purchase Agreement, any document delivered in connection herewith or therewith or any other agreement, arrangement or understanding. Neither the exercise or failure to exercise such right of set-off or to give notice of a claim will constitute an election of remedies or limit any Buyer Indemnified Party in any manner in the enforcement of any other remedies that may be available to it.

(b)           For all purposes of this Article 8, “Damages” shall be net of any amounts paid or payable to an Indemnified Person under any insurance policy or Contract in connection with the facts giving rise to the right of indemnification hereunder; provided, however, that the amount deemed to be paid under such insurance policies shall be net of the deductible for such policies and net of any costs incurred to recover such amounts. In calculating any Damage, there shall be deducted any Tax benefit, credit or refund to which the applicable Indemnified Person actually realizes or receives as a result of such Damage.

(c)           If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by an Indemnifying Person to an Indemnified Person of any amount otherwise required to be paid as indemnification pursuant hereto, the Indemnified Person shall repay, promptly after such determination, any amount that the Indemnifying Person would not have had to pay pursuant hereto had such determination been made at the time of such payment.

(d)           Each Indemnified Person shall use its reasonable commercial efforts to mitigate any indemnifiable Damage.

(e)           Upon making any payment to an Indemnified Person for any indemnification claim pursuant to this Article 8, the Indemnifying Person shall be subrogated, to the extent of such payment, to any rights which the Indemnified Person may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnified Person shall assign any such rights to the Indemnifying Person.

8.5           Indemnification Procedures. The Party making a claim under this Article 8 is referred to as the “Indemnified Person”, and the Party against whom such claims are asserted under this Article 8 is referred to as the “Indemnifying Person”.

(a)           Third Party Claims. If, on or after the Closing Date, any Indemnified Person receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Person with respect to which the Indemnifying Person is obligated to provide indemnification under this Agreement, the Indemnified Person shall give the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure. Subject in all respects to the R&W Insurance Policy, if an Indemnified Person gives notice to the Indemnifying Person pursuant of the assertion of a Third Party Claim, then the Indemnifying Person shall be entitled to participate in the defense of such Third Party Claim and, to the extent that it wishes to assume the defense of such Third Party Claim, with counsel of its choosing. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim. The assumption of the defense of a Third Party Claim shall not be an admission as to the liability of the Indemnifying Person in respect of such Third Party Claim or be deemed an acceptance or acknowledgment of the Indemnifying Person’s obligation to indemnify the Indemnified Person in respect of such Third Party Claim. The Equityholder, Beneficial Owners and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(b)           Cooperation regarding Third Party Claims. With respect to any Third Party Claim, both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel. The Parties agree to provide reasonable access to the other Parties to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim; provided, however, that the Parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges of the other Parties. In connection therewith, each Party agrees that: (i) it will use Commercially Reasonable Efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with Applicable Law and rules of procedure); and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(c)           Settlement of Third Party Claims. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Person and provides, in customary form, for the unconditional release of each Indemnified Person from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Person desires to accept and agree to such offer, the Indemnifying Person shall give written notice to that effect to the Indemnified Person. If the Indemnified Person has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Person (which consent shall not be unreasonably withheld or delayed).

(d)           Direct Claims. Any Action by an Indemnified Person on account of any Damages which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Person giving the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than sixty (60) days after the Indemnified Person becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Person. The Indemnifying Person shall have sixty (60) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Person shall allow the Indemnifying Person and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Person shall assist the Indemnifying Person’s investigation by giving such information and assistance (including access to the Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Person or any of its professional advisors may reasonably request. If the Indemnifying Person does not so respond within such thirty (30) day period, the Indemnifying Person shall be deemed to have rejected such claim, in which case the Indemnified Person shall be free to pursue such remedies as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement. If there is a dispute regarding a Direct Claim the dispute shall be handled in accordance with terms and conditions set forth in this Agreement.

8.6           No Contribution. Anything to the contrary herein notwithstanding, none of the Beneficial Owners or the Equityholder shall have any right to seek any indemnification or contribution from or remedy against the Company whether arising prior to or after the Closing Date in respect of any breach of any representation or warranty by the Company or the failure of the Company to comply with any covenant or agreement to be performed by the Company on or prior to the Closing Date and each of the Beneficial Owners and the Equityholder hereby waives any such claim they may have against the Company with respect thereto whether at law, in equity or otherwise.

Article 9

Definitions

9.1           Certain Definitions. In addition to the other definitions contained in this Agreement, the following terms will, when used in this Agreement, have the following respective meanings:

“Action” means any claim, litigation, action, cause of action, counter-claim, cross-claim, demand, suit, arbitration, inquiry, notice of violation, proceeding, summons, subpoena, audit, examination or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority, any arbitrator or arbitration panel or mediator, any governmental, judicial, administrative or adversarial proceeding (public or private), any action, complaint, claim, lawsuit, legal proceeding, whistleblower complaint, litigation, arbitration or mediation, any hearing, or any other dispute, including any adversarial proceeding arising out of this Agreement.

“Affiliate” means, with respect to any Person, any Person who directly or indirectly owns or controls, is owned or controlled by, or is under direct or indirect common ownership or control with such other Person. Without limiting the generality of the foregoing, a Person shall be deemed to “own” another person if it owns, directly or indirectly, more than fifty percent (50%) of the capital stock or other equity interest of such other Person and a Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person, and/or if such other Person is at such time a, direct or indirect, beneficial holder of at least ten percent (10%) of any class of the equity interests of such specified Person.

“Applicable Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, proposed regulation, listing standard, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority or the governing body of any national securities exchange.

“Business” means (i) the Management Services, and (ii) any other business activity conducted by the Company during the twelve (12) month period immediately preceding the Closing or currently contemplated to be conducted.

“Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in California are authorized or required by Applicable Law to close.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar Applicable Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 401(k) Plan” means the 401(k) plan sponsored or maintained by the Company.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Company Licensed Intellectual Property” means all Intellectual Property pursuant to any licenses, sublicenses or other agreements under which the Company: (i) is granted rights by others in Intellectual Property (other than commercial off the shelf software that is made available for a total cost of less than $10,000) or (ii) has granted rights to others in Company Intellectual Property.

“Company Registered Intellectual Property” means all Company Intellectual Property registered, filed, or issued under the authority of any domain name registrar, any state, federal, local or international government or other Governmental Authority, including all patents, registered copyrights, registered trademarks, and domain names, and all applications for any of the foregoing.

“Confidential Information” means, all information of a nonpublic, confidential, proprietary or commercially sensitive nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Protected Business, including: (a) internal business information, processes and procedures (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) requirements of and specific contractual arrangements with customers, suppliers, contractors, vendors, employees or other business relations and their confidential information; (c) trade secrets, know-how, source code and methods of operation, techniques, formulae and systems relating to the products or services of the Purchased Business and data, data bases, analyses, records, reports, manuals, handbooks documentation and models and relating thereto; (d) inventions, innovations, improvements, discoveries, business methods, processes, compositions, technical data, developments and all similar or related information (whether or not patentable); (e) corporate business structure and business units of the Protected Business; (f) acquisition plans, targets and strategies of the Protected Business; and (g) financial and other business or strategic information of the Protected Business. Notwithstanding the foregoing, Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by the Equityholder or the Beneficial Owners or any of the Equityholder’s or the Beneficial Owners’ Affiliates or their respective Representatives in violation of this Agreement or other confidentiality obligation to which any of them is bound.

“Contracts” means any contract, agreement, understanding, arrangement, warranty, deed, power of attorney, purchase order, work order, commitment, assignment, certificate, covenant, assurance, undertaking, option, lease, license, insurance policy, sale and purchase order, commitment and other instruments of any kind, whether written or oral, to which a Person is a party, is otherwise bound or has any current or future obligation or Liability.

“Damages” shall include any loss, damage, Liability, claim, demand, settlement, Judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost or expense (including any cost of investigation, penalty, fee and disbursement of counsel).

“Disclosure Schedule” means the disclosure schedule prepared by the Equityholder, Beneficial Owners and Company and delivered to the Buyer incident to the execution and delivery of this Agreement.

“Employment Agreement” means the Employment Agreement, in substantially the form attached hereto as Exhibit A, by and between the Company and Ron Brandt, to be dated as of the Closing Date.

“Entity” means any firm, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Equity Interests” means, with respect to any Person, (a) any capital stock, partnership or membership interest, joint venture interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, call, right (including purchase rights, conversion rights, exchange rights, preemptive rights, co-sale rights, rights of first refusal and similar rights) or other Contract which would entitle any other Person to acquire any such interest in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that at any relevant time is or was considered a single employer with the Company under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States, as in effect as of the date of this Agreement, set out in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied in accordance with past practice.

“Governing Documents” means, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement, regulations, limited liability company agreement, or company agreement; I if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (e) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (f) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Applicable Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Healthcare Laws” means all relevant includes but is not limited to (a) any and all applicable federal,state and federal civil or criminal healthcare Laws applicable to the Businesslocal fraud and abuse laws, including Medicaid, Medicare,all applicable anti-kickback, false claims, self-referral, and insurance fraud laws, such as (i) the federal Anti-kickbackAnti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (ii) the Stark Law (42 U.S.C. § 1395nn and §1395(q)), (iii)the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law(iv) Sections 1320a-7, and 1320a-7a and 1320a-7b of Title 42 of the United States Code, and (v) any criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286, 287, 1347 and 1349 and the health care fraud criminal provisions under HIPAA the regulations promulgated pursuant to such statutes; (b) any applicable laws, rules and regulations governing the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1320a-7b(a)), the Civil Money Penalties Law§ 1395 et seq.) and any applicable statutes succeeding thereto (c) any applicable laws, rules and regulations governing the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. § 1320a-7a; 42 U.S.C. § 1320c-8(a)), HIPAA, the exclusion laws (42 U.S.C. § 1320a-7), or§ 1396 et seq.) and any applicable statutes succeeding thereto; (d) to the extent applicable, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated pursuant thereto; (e) HIPAA and applicable state health information privacy and security laws; (f) any applicable laws and regulations relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing; (g) applicable laws and regulations regarding professional licensure, credentialing, insurance entity licensure, scope of practice, fee-splitting and laws relating to the corporate practice of a licensed profession and the maintenance of a provider network, including any willing or authorized provider laws; (h) applicable laws and regulations regarding the licensure, qualification, or authority to conduct third party administrator services or similar services or to take on reimbursement or expense risk, under agreements with health plans, Medicare Advantage or managed Medicaid health plans, other insurers, or self-insured plans; and (i) any comparable state or federal laws in respect of or similar to any of the foregoing, each of (a) through (i) as may be amended from time to time and the regulations promulgated pursuant to such Applicable Laws, and comparable state laws.

“HHS” means the U.S. Department of Health and Human Services.

“Indebtedness” means, without duplication: (a) with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees, costs and premiums, whether or not contingent and including any prepayment penalties, premiums and any other fees, expense, breakages costs, indemnities, “make-whole amounts”, expense reimbursement obligations and other monetary obligations in connection therewith) of such Person for any (i) indebtedness for borrowed money (including overdraft facilities), whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due; (ii) deferred price of property, goods or services (other than trade payables incurred in the Ordinary Course of Business that are less than ninety (90) days past due); (iii) any overpayments of capitation revenue, regardless of age; (iv) reimbursement and other obligations for surety bonds and letters of credit and similar transactions to the extent drawn; (v) obligations evidenced by notes, bonds, debentures or similar Contracts; (vi) breakage fees with respect to Contracts relating to interest rate protection, swap agreements and collar agreements; (vii) obligations arising from checks issued but not presented for payment within a specified timeframe from the issue date; and (viii) guaranties of any of the foregoing; and (b) with respect to the Company, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees, costs and premiums, whether or not contingent and including any prepayment penalties, premiums and any other fees, expense, breakages costs, indemnities, “make-whole amounts”, expense reimbursement obligations and other monetary obligations in connection therewith) of the Company for any (i) payable or other indebtedness owing to the Equityholders, any of their respective Affiliates or any Related Party of the Equityholders or any of their respective Affiliates, whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due; (ii) any unfunded or underfunded liabilities with respect to any defined benefit plan and any employer contribution obligations of the Company under a Company 401(k) plan owed or payable by the Company as of the Closing, in each case including the employer’s share of all employment, payroll and similar Taxes thereon; (iii) any unpaid commission, severance, deferred compensation, bonus, profit sharing or similar types of payments, whether or not accrued, attributable to any period prior to the Closing, in each case including the employer’s share of all employment, payroll and similar Taxes thereon; (iv) contingent purchase price payment, earnout or similar payment; (v) any outstanding balances due to vendors and/or suppliers of the Company or Equityholder; and (v) any contingent purchase price payment, earnout or similar payment.

“Intellectual Property” means all: (a) patent registrations, patent applications, patent disclosures, improvements and inventions, (b) trademarks, service marks, trade dress, trade names, logos, dba’s, fictitious names, and corporate names and registrations and applications (including intents to use) for registration thereof, together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, data bases and documentation thereof, (f) trade secrets, trade compositions, technologies, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, manuals, proposals, technical data, copyrightable works, financial, marketing and business plans and customer and supplier lists and other proprietary information, (g) domain names, (h) Software, (i) other intellectual property rights, (j) license agreements or other rights pertaining to the foregoing, (k) rights of enforcement of any of the foregoing, and (l) copies and tangible embodiments therefore in whatever form or medium.

“IT Systems” means computers, software, hardware, servers, websites, workstations, routers, hubs, switches, data communications lines, firmware, networks, and all other information technology equipment owned or used by any of the Company.

“Judgment” means any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority entered into in connection with any Action.

“Knowledge of the Company” or any other similar knowledge qualification, means the actual knowledge after reasonable inquiry of any of the following persons: Ronald Brandt and Allison Brandt.

“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any charge, mortgage, pledge, security interest, lien, or Lien, other than those that customarily arise under securities Applicable Laws in private transactions.

“Management Services Agreements” means (i) the Management Services Agreement, in substantially the form attached hereto as Exhibit B-1, by and between the Company and the Buyer, to be dated as of the Closing Date, and (ii) the Management Services Agreement, in substantially the form attached hereto as Exhibit B-2, by and between the Company and Metropolitan IPA, a California professional corporation (“Metropolitan IPA”), to be dated as of the Closing Date.

“Material Adverse Effect” means any change, event or effect that, when taken individually or together with all other related changes, events or effects, has had or would reasonably be expected to have a material adverse effect on the Business, properties, assets, results of operations or condition, financially or otherwise, taken as a whole, of the Company, or hinder, delay or prevent the consummation of the Transactions; provided, however, that a “Material Adverse Effect” shall not include any change or effect: (a) in general economic or business conditions; (b) financial, banking or securities markets of the United States in general (including any disruption thereof and any decline in the price of any security or any market index); (c) in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (d) affecting generally the industries or markets in which the Company operates; (e) related to the announcement taken at the written request, or with the express written permission, of the Buyer or its Representatives or consummation of any of the Transactions; (f)  resulting from any act taken by the Equityholder, Beneficial Owner or the Company pursuant to or in accordance with this Agreement taken at the written request, or with the express written permission, of the Buyer or its Representatives; (h) resulting from changes in Applicable Law; (i) resulting from changes in reimbursement rates, including but not limited to changes in any reimbursement policies or fee schedules by Governmental Authority; (j) adverse effects related to the COVID-19 pandemic; or (k) items which are cured prior to the earlier of the applicable Closing Date or termination of this Agreement in accordance with Article 7, so long as, in the case of each of the foregoing clauses (a) through (j), any such effect, change, event or condition does not affect the Company in a materially disproportionate manner relative to other participants in similar industries in which the Company operates.

“Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any Party, or any Affiliate of any Party, and has not done so within the two (2) year period prior thereto.

“Note” means the Promissory Note, in substantially the form attached hereto as Exhibit C, by and between the Company and Apollo Care Connect, Inc., a Delaware corporation(“Apollo Care”), to be dated as of the Closing Date.

“Ordinary Course of Business” means an action taken by a Person if that action (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require special or separate authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Permits” means material approvals, permits, consents, certificates and licenses, if any, of all Governmental Authorities required for the operation of the Business.

“Permitted Liens” means (a) landlords’, lessors’, mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, manufacturer’s or repairmen’s Liens or other similar Liens arising or incurred in the Ordinary Course of Business; (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate legal proceedings; (c) Liens set forth on Section 2.8 of the Disclosure Schedule; (d) with respect to real property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the Companies’ businesses, (ii) any conditions that may be shown by a current survey or physical inspection, which do not materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the Companies’ businesses, (iii) zoning, building, subdivision or other similar requirements or restrictions which are not violated by the current use and operation of the applicable real property (except for any violations that would not materially affect the use and occupancy of any such real property as currently used and occupied) and (iv) any and all service contracts and agreements affecting any real property, in each case, which do not impair in any material respect the current use or occupancy of the real property subject thereto; (e) with respect to owned real property, Liens and other similar restrictions of record identified in any title reports obtained by Buyer (or any of its Representatives) or made available in the Electronic Data Room; (f)  pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Applicable Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature.

“Person” means any individual or Entity.

“Post-Closing Tax Period” means with respect to the Company any taxable period beginning after the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means with respect to the Company any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Privacy Laws” means all Applicable Laws and industry self-regulatory programs concerning the access, collection, use, processing, analysis, retention, storage, protection, transfer, disclosure and/or disposal of individually identifiable information including, but not limited to state consumer protection Laws, state breach notification Laws, and state social security number protection Laws. Such Privacy Laws include but are not limited to, the California Consumer Privacy Act of 2018, the California Confidentiality of Medical Information Act (CMIA), the Federal Trade Commission Act, the federal Privacy Act of 1974, the Telephone Consumer Protection Act, the CAN-SPAM Act, the Fair Credit Reporting Act and its state law equivalents, the California Online Privacy Protection Act, the California Consumer Privacy Act, and all other U.S. state laws concerning privacy, data protection, and/or data security, each as amended from time to time, as well as the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising, the Payment Card Industry Data Security Standard and all other requirements of the payment card brands and any state or federal Applicable Law or regulation or industry standard binding upon the Company the purpose of which is to protect the privacy and/or security of individually identifiable information.

“Protected Business” means the Business and any other business activities conducted by the Company, the Equityholder or any Beneficial Owner, AHMS, CFC IPA, Buyer or any Buyer Parties during the twelve (12) month period immediately preceding the Closing or currently contemplated to be conducted.

“Related Party” means, with respect to any Person, any shareholder, member, manager, partner, employee, officer, director of, or consultant to, such Person or any individual related by blood, marriage or adoption to any such Person or any Entity in which any such Person owns any beneficial interest.

“Representative” means, with respect to any Person, any and all directors, managers, members, partners, employees, attorneys, accountants, financial advisors, officers and independent contractors, and other agents of such Person.

“Software” means any and all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections (whether machine readable or otherwise) and rights therein; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; and (d) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Stockholders Agreement” means the Stockholders Agreement of the Company, in substantially the form attached hereto as Exhibit D, by and between the Company, the Equityholder and each Beneficial Owner, to be dated as of the Closing Date.

“Straddle Period” means with respect to the Company any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means with respect to any Person, any Entity of which fifty percent (50%) or more of the outstanding voting securities or other voting Equity Interests are owned, directly or indirectly, by the referenced Person.

“Tax” or “Taxes” (and with correlative meaning, “Taxable”) means any United States federal, state or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, including any interest, penalties, fines or additions to tax in respect of the foregoing.

“Tax Authority” means any governmental entity or any subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information), including any amendment thereof, filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction Documents” means, with respect to a Party, all agreements, certificates and other instruments to be delivered by such Party pursuant to this Agreement and any other documents, certificates, or instruments executed or delivered in connection with the transactions contemplated hereby, including without limitation, (a) the CFC Purchase Agreement, (b) the Employment Agreement, (c) the Management Services Agreement, (d) the Stockholders Agreement, and in each case, all agreements, certificates and other instruments to be delivered thereunder and any other documents, certificates, or instruments executed or delivered in connection with the transactions contemplated thereby.

“Transaction Expenses” means, without duplication, with respect to any Person, all fees, costs and expenses (including all legal fees and expenses, all fees and expenses payable to any investment banker, broker or finder, and all fees and expenses of any audit firm or accountants) that have been incurred in connection with the Transactions on behalf of or for the benefit of such Person, including any change of control, severance, sale, retention, success or similar payments, bonuses, deferred compensation or promises to payments made by any of the Company to any Person which are triggered, whether in part or whole, by the Transactions.

“Transactions” means the purchase and sale of the Purchased Shares and the other transactions contemplated hereby.

“Treasury Regulations” means any proposed, temporary or other applicable Treasury Regulations promulgated under the Code.

9.2           Interpretation. As used in this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require: (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; (b) the word “or” is not exclusive; (c) references to an “Article,” “Section,” “preamble,” “recital,” or any other subdivision, or to an “Appendix,” “Exhibit,” “Schedule,” or “Disclosure Schedule” are to an article, section, preamble, recital, or subdivision of this Agreement, or to an appendix, exhibit, schedule, or disclosure schedule to this Agreement; (d) the words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendices, Exhibits, Schedules, and Disclosure Schedule to this Agreement, and not to any particular Article, Section, preamble, recital, or other subdivision of this Agreement or Appendix, Exhibit, Schedule, or Disclosure Schedule to this Agreement; (e) any pronoun in masculine, feminine, or neuter form shall include any other gender; (f) any word in the singular form includes the plural and vice versa; (g) references to any Applicable Law are to it as amended, modified, supplemented, and restated now or from time to time after the date of this Agreement, and to any corresponding provisions of successor Applicable Laws, and, unless the context requires otherwise, any reference to any statute shall be deemed also to refer to all rules and regulations promulgated thereunder; (h) references to any Person include such Person’s respective successors and permitted assigns (and in the case of a natural person, such Person’s heirs, estate, and personal representatives); (i) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days; (j) references to a “Company” or the “Companies” shall include, unless the context requires otherwise, reference to such Company or the Companies and its/their, direct and indirect, Subsidiaries; and (k) the term “made available” means posted to the “iHealth, Inc.” virtual data room hosted at https://collaborate.sheppardmullin.com/.com and continuously viewable by Buyer and its Representatives at least 48 hours prior to the execution hereof. If interest is to be computed under this Agreement, it shall be computed on the basis of a 360-day year of thirty (30)-day months. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day. Any financial or accounting term that is not otherwise defined in this Agreement shall have the meaning given such term under GAAP.

Article 10

Miscellaneous

10.1         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.1):

If to any Beneficial Owner, the Equityholder or the Company (prior to the Closing):	1601 N Sepulveda, Blvd. #110 Manhattan Beach, CA 90266 Attention: Ron Brandt Email: brandt@ihealthmd.com

with a copy (which shall not constitute notice) to:	Craig Steinberg, Esq Email: craig@csteinberglaw.com

If to Buyer:	Network Medical Management, Inc. 1668 S. Garfield Avenue, 2nd Floor Alhambra, CA 91801 Attention: Chandan Basho Email: cbasho@apollomed.net

with a copy (which shall not constitute notice) to:	Russ August & Kabat, LLP 12424 Wilshire Blvd., 12th Floor Los Angeles, CA 90025 Attention: Lauren Geisser and Christine Shin Email: lgeisser@raklaw.com and cshin@raklaw.com

10.2         Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any Party hereunder shall be assignable or transferable by such Party without the prior written consent of the other Parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns. Notwithstanding anything to the contrary, Buyer may transfer and assign its rights and obligations under this Agreement and any Transaction Document without the prior written consent of any other Party by way of collateral assignment to any bank, financing institution or other lender providing financing to Buyer now or in the future or to an Affiliate of Buyer or to any successor to Buyer by merger, consolidation or reorganization.

10.3         No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person any legal or equitable rights hereunder, other than (i) the Parties hereto and such successors and assigns, (ii) the Indemnified Parties and (iii) the Released Parties. Without limiting the generality of the foregoing, (a) no employee of the Companies shall have any rights, as an employee, under this Agreement or under any of the Transaction Documents to which he or she is not personally a party and (b) other than as an express party to this Agreement or the other Transaction Documents, if applicable, no creditor of any of the Parties shall have any rights under this Agreement or any of the Transaction Documents.

10.4         Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

10.5         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.6         Expenses. Except as otherwise expressly provided by this Agreement, whether or not either Closing is effected, all Transaction Expenses shall be borne by the Party incurring the same.

10.7         Governing Law; Submission to Jurisdiction.

(a)           The validity and construction of this Agreement shall be governed by the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

(b)           Except as otherwise provided herein, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in connection with that Action.

(c)           The Parties shall attempt in good faith to resolve any dispute, controversy or claim between the Parties that relates to the interpretation, carrying out of obligations, breach, termination or enforcement of this Agreement or in any way arising out of or connected with this Agreement (“Dispute”).

(d)           In the event of a Dispute among the Parties, prior to referring to arbitration as described in Section 10.7(e) the Parties must engage in a mediation under the then current mediation rules of JAMS, Inc. (“JAMS”). A single disinterested third party mediator familiar with Delaware law shall be selected by JAMS in accordance with its then current arbitration rules. No Party shall commence arbitration as described in Section 10.7(e) without first attempting in good faith to engage in a mediation as set forth in this Section 10.7(d). The parties to the Dispute shall share the expenses of the mediator and the other costs of mediation on a pro rata basis.

(e)           If any Dispute cannot be resolved by the Parties pursuant to this Section 10.7 or otherwise, such Dispute shall be exclusively referred to and finally settled by arbitration in accordance with the Rules of Arbitration of JAMS. The arbitration proceedings shall take place in Los Angeles, California and shall be conducted in the English language. The number of arbitrators shall be three, and the presiding arbitrator shall be chosen by the two arbitrators nominated by the Parties with input from the parties. If the presiding arbitrator is not chosen by the two arbitrators within 30 days of the date of confirmation of the later of the two party nominated arbitrators, he or she shall be appointed by JAMS. The award of the arbitral tribunal shall be final and binding upon the Parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or requests for declaratory, accounting, or other relief presented to the arbitral tribunal. The costs of arbitration shall be apportioned by the arbitral tribunal in the award.

(f)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.8         Specific Performance. The Parties agree that irreparable damage may occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid termination of this Agreement pursuant to Section 7.1, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state courts located in the State of California without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

10.9         Remedies Cumulative. Except as otherwise set forth herein, the various rights and remedies herein provided will be cumulative and not exclusive of any other rights or remedies herein provided or any rights or remedies provided by Applicable Law.

10.10       Construction.

(a)           Inasmuch as this Agreement is the result of negotiations between sophisticated Parties of equal bargaining power represented by counsel, no inference in favor of or against any Party will be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such Party.

(b)           Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(c)           The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof.

10.11       Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.12       Entire Agreement. This Agreement, the Disclosure Schedules and the Transaction Documents contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior oral or written agreements, negotiations, understandings, statements or proposals with respect to the subject matter hereof and thereof.

10.13       Time is of the Essence. Time is of the essence of this Agreement.

10.14       No Rescission. No party shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any party’s representations and warranties herein to have been true or any failure by any party to perform its obligations hereunder. Notwithstanding anything to the contrary in this Agreement, the Closing will not occur unless and until such time Exhibits A through D have been fully executed.

10.15       Release.

(a)           For and in consideration of the amount to be paid to the Equityholder and Beneficial Owners under this Agreement and the Transaction Documents, and the additional covenants and promises set forth in this Agreement, each Beneficial Owner and the Equityholder, on behalf of itself, himself or herself and its, his and her assigns, heirs, beneficiaries, creditors, representatives, agents and Affiliates (the “Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges the Buyer, the Company, their respective Subsidiaries and their respective officers, directors, managers, managing member, partners, general partners, limited partners, managing directors, members, trustees, shareholders, Representatives, employees, principals, agents, Affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses and compensation of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the date of this Agreement against the Released Parties, or any of them, including but not limited to any claims which relate to or arise out of such Releasing Party’s prior relationship with the Company, AHMS, CFC IPA, any Buyer Party (including their respective present and former subsidiaries, parent entities or any predecessors-in-interest) (collectively, for the purposes of this Section 10.15, “Causes of Action”); provided, that this release shall not affect or impair: (i) any Causes of Action, rights of the Releasing Parties or any obligations of the Released Parties to the Releasing Parties arising under this Agreement or in any Transaction Document, (ii) any Causes of Action or rights to reimbursement, indemnification or contribution of any Releasing Party in his, her or its capacity as an officer, director, manager, stockholder, unitholder or employee of a Released Party (whenever arising) under the governing documents of the applicable Releasing Party, the Tail Policies or Applicable Law or (iii) if the Releasing Party is an employee of the Company as of the date hereof, any rights of the Releasing Parties to payments in respect of such Releasing Parties’ employment with the Company .

(b)           The Releasing Parties hereby represent to the Released Parties that the Releasing Parties: (i) have not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intend to release all Causes of Action against the Released Parties including without limitation, unknown and contingent Causes of Action (other than those specifically reserved above) and (iii) have consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof. The Releasing Parties hereby covenant and agree not to make any claim or cross-claim or to take any proceedings against any other Person who or which might claim contribution from or indemnification by any Affiliate of the Company under the provisions of any statute or otherwise except claims relating to rights arising from this Agreement or in any Transaction Document.

(c)           Each Releasing Party acknowledges that such Releasing Party has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(d)           Each Releasing Party being aware of said code section agrees to expressly waive any rights such Releasing Party may have thereunder, as well as under any other statute or common law principles of similar effect.

(e)           Each of the Releasing Parties hereby acknowledges that he, she or it has been informed that the Company and/or its Affiliates and successors may from time to time enter into agreements for additional types of financing, including without limitation, recapitalizations, mergers and initial public offerings of equity interests of the Company and/or its Affiliates and successors, and also may pursue acquisitions or enter into agreements for the sale of the Company and/or its Affiliates or successors or all or a portion of the Company or its Affiliates or successor’s assets, which may result in or reflect an increase in equity value or enterprise value and that any and all claims based on such increases in equity value or enterprise value (without limitation) are encompassed within the scope of the release described in this Section 10.15.

(f)           The Releasing Parties hereby irrevocably covenant to refrain from, directly or indirectly (i) asserting any Causes of Action, or commencing, instituting or causing to be commenced, or continuing with any claim, action or proceeding for a Cause of Action, and this Agreement may be raised by any Released Party or Buyer as an estoppel to any such claims, actions or proceedings and (ii) making any claim or commencing any action or proceeding against any Person (or assisting or encouraging any other Person in connection therewith) in which any claim, action or proceeding would arise against any Released Party for contribution or indemnity or other relief from, over and against any Released Party or which otherwise results in a Released Party suffering or incurring any Damages, whether under common law, equity, statute, Contract or otherwise, with respect a Cause of Action. Without in any way limiting any of the rights and remedies otherwise available to any Released Party, the Releasing Parties shall indemnify and hold harmless Buyer and each Released Party from and against all Causes of Action whether or not involving third-party claims, actions or proceedings, arising directly or indirectly from or in connection with the assertion by or on behalf of each Releasing Party or any of its Affiliates of any claim, action or proceeding or other matter which is, or is purported to be, a Cause of Action. It is the intention of the Equityholder, each Beneficial Owner and the other Releasing Parties that the release described in this Section 10.15 be effective as a bar to each Cause of Action hereinabove specified. In furtherance of this intention, the Equityholder, each Beneficial Owner and the other Releasing Parties hereby expressly waive any and all rights and benefits conferred upon it by the provisions of Applicable Law with respect to any Cause of Action and expressly consents that the release described in this Section 10.15 shall be given full force and effect according to each and all of its express terms and provisions.

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IN WITNESS WHEREOF, each Party has duly executed and delivered this Agreement as of the date first above written.

BUYER:

NETWORK MEDICAL MANAGEMENT, INC.

By:	/s/ Chandan Basho
Name: Chandan Basho
Title: Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each Party has duly executed and delivered this Agreement as of the date first above written.

COMPANY:

I HEALTH, INC.

By:	/s/ Ronald Brandt
Name: Ronald Brandt
Title: Chief Executive Officer

BENEFICIAL OWNERS:

/s/ Ronald Brandt
RONALD BRANDT

/s/ Allison Brandt
ALLISON BRANDT

EQUITYHOLDER:

Ronald Lee Brandt and Allison Leigh Brandt Family Trust dated December 16, 2003

/s/ Ronald Brandt
Ronald Brandt, Co-Trustee

/s/ Allison Brandt
Allison Brandt, Co-Trustee

[Signature Page to Stock Purchase Agreement]